Exhibit 4.1

Execution Version

INDENTURE

Dated as of June 27, 2024

Among

MASTERBRAND, INC.

THE SUBSIDIARY GUARANTORS PARTY HERETO

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

7.00% SENIOR NOTES DUE 2032

i

ii

Exhibits

Exhibit A	Form of Note
Exhibit B	Form of Supplemental Indenture to be Delivered by Subsequent Subsidiary Guarantors
Exhibit C	Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S
Exhibit D	Form of Certificate to be Delivered in Connection with Transfers to IAIs

iii

This Indenture, dated as of June 27, 2024, is by and among MasterBrand, Inc., a Delaware corporation (collectively with successors and assigns, the “Company”), the Subsidiary Guarantors party hereto and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”), paying agent and registrar.

The Company, the Subsidiary Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of (i) the Company’s 7.00% Senior Notes due 2032 to be issued in an initial aggregate principal amount of $700.0 million on the date hereof (the “Initial Notes”) and (ii) any Additional Notes (as defined herein):

ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1        Definitions.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture, whether or not they bear the same CUSIP or ISIN number as the Initial Notes.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, Paying Agent, co-registrar or other agent appointed pursuant to this Indenture.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)	1.0% of the then outstanding principal amount of such Note; and

(2)	the excess, if any, of:

(a)        the present value at such redemption date of the sum of (i) the redemption price of such Note at July 15, 2027 (such redemption price being set forth in the table appearing in Section 3.7(b)) plus (ii) all required interest payments due on such Note through July 15, 2027 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)         the then outstanding principal amount of such Note.

“Asset Disposition” means any transfer, conveyance, sale, lease or other disposition (but excluding the creation of any Lien permitted under Section 4.12 or any disposition in connection therewith) by the Company or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding any disposition by a Restricted Subsidiary to the Company or another Restricted Subsidiary or by the Company to a Restricted Subsidiary) of:

(1)
shares of Capital Stock (other than directors’ qualifying shares or, in the case of a Foreign Subsidiary, as may be required to comply with local law) or other ownership interests of a Restricted Subsidiary of such Person;

(2)	substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business; or

(3)	other assets or rights of such Person or any of its Restricted Subsidiaries.

The term “Asset Disposition” shall not include any transfer, conveyance, sale, lease or other disposition:

(1)
that consists of a Restricted Payment or Permitted Investment that is made in compliance with Section 4.7 or the proceeds of which are used to fund a Permitted Investment or the making of a Restricted Payment;

(2)	that constitutes a Change of Control;

(3)	that is of cash, Cash Equivalents or Investment Grade Securities in the ordinary course of business or consistent with past practice;

(4)
that consists of property or assets that are (i) obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business or consistent with past practice or (ii) no longer used or useful or economically practicable to maintain in the conduct of the business of the Company and the Restricted Subsidiaries;

(5)
that is of inventory and immaterial assets in the ordinary course of business or consistent with past practice (including allowing any registrations or any applications for registration of any immaterial intellectual property rights to lapse or go abandoned in the ordinary course of business or consistent with past practice);

(6)
that is of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) or (iii) such property is built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including any Sale Leaseback transaction or asset securitization;

(7)
that consists of assignments, leases, subleases, licenses, sublicenses or other grant of rights (including, without limitation, with respect to any trademark, copyright, patent or other intellectual property), in each case in the ordinary course of business or consistent with past practice and which do not materially interfere with the business of the Company and the Restricted Subsidiaries, taken as a whole;

(8)
that is subject to any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property;

(9)
that consists of Investments in JV Entities or non-Wholly Owned Restricted Subsidiaries to the extent required by, or made pursuant to, customary buy/sell arrangements between the parties to such JV Entity or stockholders of such non-Wholly Owned Restricted Subsidiary set forth in the stockholders agreements, joint venture agreements, organizational documents or similar binding agreements relating to such JV Entity or non-Wholly Owned Restricted Subsidiary;

(10)
that consists of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof or pursuant to factoring arrangements, in each case to the extent not constituting a receivables financing;

(11)	the termination, settlement, extinguishment, unwinding or setting-off of obligations in respect of any Hedging Agreement pursuant to its terms;

(12)
that constitutes the surrender or waiver of contractual rights or the settlement, release, waiver or surrender of contractual or litigation claims in the ordinary course of business or consistent with industry or past practice or otherwise if the Company determines in good faith that such action is in the best interests of the Company and the Restricted Subsidiaries, taken as a whole, and is not materially disadvantageous to the Holders of the Notes;

(13)	that consists of non-core or obsolete assets acquired in connection with an acquisition that is made in compliance with Section 4.7;

(14)
consists of any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater Fair Market Value of usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(15)
that is of Capital Stock in, or Debt or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Capital Stock of such Unrestricted Subsidiary);

(16)	that is consummated in connection with the Reorganization Transactions or a Permitted Tax Restructuring;

(17)	in compliance with Section 5.1;

(18)	that is in connection with a Financing Disposition;

(19)
that is a disposition arising from foreclosure, condemnation, forced dispositions, eminent domain, or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or necessary or advisable (as determined by the Company in good faith) in order to consummate any acquisition of any Person, business or assets;

(20)
that is a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition;

(21)
that is a sale, transfer, conveyance or other disposition of receivables pursuant to an electronic payment service to facilitate the processing of receivables in connection with cash management of the Company or any of its Restricted Subsidiaries;

(22)
(i) the sale, discount, consignment or other disposition of goods held for sale, equipment, notes receivable or other assets (including leasehold or licensed interests in real property), including on an intercompany basis, (x) in the ordinary course of business or consistent with past practice or the conversion of accounts receivable to notes receivable or (y) with respect to facilities that are temporarily not in use, held for sale or closed or the discontinuation of any product line or line of business, (ii) the leasing or subleasing of real property in the ordinary course of business or consistent with past practice and (iii) to the extent constituting an Asset Disposition, the expiration of any option or similar agreement in respect of real or personal property;

(23)
any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 4.7(b)(10)(ii);

(24)
any disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person;

(25)	dispositions made to comply with any final order or other binding directive of any governmental authority or any applicable law having proper jurisdiction over the entity making such disposition;

(26)
any “fee in lieu” or other disposition of assets to any governmental authority that continue in use by the Company or any Restricted Subsidiary, so long as the Company or such Restricted Subsidiary may obtain title to such asset upon reasonable notice by paying a nominal fee; or

(27)
that is a transaction or series of related transactions for which the aggregate consideration does not exceed the greater of (i) $25.0 million and (ii) 1.00% of Consolidated Total Assets (as of the date on which a binding commitment for such disposition was entered into).

“Attributable Debt” in respect of a Sale Leaseback that results in a capital lease means, as at the time of determination, the amount of Debt represented thereby, as determined in accordance with the definition of Capital Lease Obligation.

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (1) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payments of such Debt by the amount of each such principal payment by (2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, restructuring, examinership or similar debtor relief laws.

“Board” means (1) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (2) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (3) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (4) in any other case, the functional equivalent of the foregoing.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest or fees, as the case may be.

“Capital Lease Obligation” means an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” or IFRS 16 “Leases.”

“Capital Stock” of any Person means any and all shares, interests, participations, warrants, options or other rights to acquire or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, but in each case excluding any debt security that is convertible or exchangeable for Capital Stock.

“Cash Equivalents” means:

(1)
direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed or insured by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(2)	investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, are rated A-2 by S&P or P-2 by Moody’s;

(3)
investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500.0 million;

(4)
fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (3) above;

(5)
money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million; and

(6)
instruments substantially equivalent to those referred to in clauses (1) through (5) above denominated in other currencies and comparable in credit quality and tenor to those referred to above and customarily used for short and medium term investment purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary which is not a Domestic Subsidiary in such jurisdictions.

“Cash Management Bank” means any financial institution providing treasury, depository, credit or debit card, purchasing card and/or cash management services or automated clearing house transactions to the Company or any Restricted Subsidiary or conducting any automated clearing house transfers of funds.

“Cash Management Obligations” means obligations owed by the Company or any Restricted Subsidiary to any Cash Management Bank in respect of any Cash Management Services.

“Cash Management Services” means (1) commercial credit cards, merchant card services, purchase or debit cards, stored value cards, including non-card e-payables services, (2) treasury management services (including controlled disbursement, overdraft, automatic clearinghouse fund transfer services, return items, netting zero balance arrangements, cash sweeps, depository, lockbox, stop payment, electronic funds transfer, information reporting, temporary advances, wire transfer and interstate depository network services) and (3) any other demand deposit or operating account relationships or other cash management services.

“Change of Control” will be deemed to have occurred at such time as either:

(1)
the consummation of a transaction pursuant to which any Person or any Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto, other than the Company, any Subsidiary of the Company or any employee benefit plan of the Company or any such Subsidiary, shall acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) of more than 50% of the aggregate voting power of all classes of Voting Stock of the Company, except in a transaction in which the Company becomes a Wholly Owned Subsidiary of another Person and in such transaction the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of such Person representing more than 50% of the voting power of all classes of Voting Stock of such Person immediately after giving effect to such transaction; or

(2)
the sale, assignment, conveyance, transfer, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Restricted Subsidiary.

Notwithstanding the foregoing, a transaction pursuant to which the Company becomes a Wholly Owned Subsidiary of a holding company will not be deemed to be a “Change of Control” if (i) as a result of such a transaction, holders of Capital Stock of such holding company immediately following the transaction are substantially the same as the holders of Capital Stock of the Company immediately prior to such transaction; or (ii) immediately following such a transaction, no Person (other than a holding company satisfying the requirements of this sentence) is the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate voting power of all classes of Voting Stock of the Company; provided further that following such a transaction as described in clauses (i) or (ii), references in this definition of Change of Control to the Company shall thereafter be treated as references to such holding company.

“Commodities Agreement” means in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Common Stock” of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

“Consolidated Coverage Ratio” means, as of any date of determination, the ratio of (1) Consolidated EBITDA of the Company for the Test Period to (2) Consolidated Fixed Charges of the Company for such Test Period. The Consolidated Coverage Ratio shall be calculated on a Pro Forma Basis.

“Consolidated EBITDA” means, with respect to any Person for any period, the

(1)	Consolidated Net Income for such period, excluding, to the extent included in determining such Consolidated Net Income:

(a)         unusual, non-recurring or extraordinary items;

(b)        other noncash charges and losses (provided, however, that cash expenditures in respect of charges excluded pursuant to this clause (1)(b) shall be deducted in determining Consolidated EBITDA for the period during which such expenditures are made);

(c)         noncash gains or losses associated with recognition of actuarial gains or losses on the Company’s defined benefit pension and post-retirement benefit plans;

(d)         losses from asset impairments; gains or losses resulting from the sale of assets not in the ordinary course of business; and

(e)       gains or losses (including expenses) in respect of any Swap Agreement (including any gains attributable to non-cash mark-to-market adjustments on Swap Agreements) permitted under this Indenture, plus,

(2)	without duplication and (other than with respect to clause (2)(k) below) to the extent deducted in determining such Consolidated Net Income, the sum of:

(a)         Consolidated Interest Expense for such period;

(b)         income taxes for such period;

(c)         depreciation and amortization of intangibles for such period;

(d)         equity share based compensation expense, all determined on a consolidated basis for each such item in accordance with GAAP;

(e)         non-recurring cash restructuring charges not to exceed an amount equal to 10% of Consolidated EBITDA in the aggregate with respect to any Test Period (calculated before giving effect to such add-backs);

(f)       the amount of any fee, cost, expense or reserve, including in respect of any product recall, to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification, reimbursement, insurance or similar arrangements; provided that, the Company in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated EBITDA for such fiscal quarters);

(g)         the amount of any expense or deduction attributable to non-controlling interests or minority interests of third parties;

(h)       any earn-out obligation and contingent consideration obligations incurred in connection with any Permitted Acquisition, or other permitted Investment, which is paid or accrued during such period; provided that the aggregate of all amounts added back to Consolidated EBITDA pursuant to this clause (2)((h)) during any period shall not exceed an amount equal to 10% of Consolidated EBITDA for such period (calculated before giving effect to such add-backs);

(i)          the amount of cash actually received during such period, and not included in Consolidated Net Income in any period, to the extent that the related non-cash gain was deducted in the calculation of Consolidated Net Income;

(j)         any non-recurring fees (including amortization of such fees), cash charges and other cash expenses (including severance costs) made or incurred during such period in connection with (A) the Transactions, (B) any amendments, waivers or other modifications in respect of any refinancing transaction or (C) any acquisition, Investment, Disposition, recapitalization, incurrence or repayment of Debt, issuance or any offering of Capital Stock (in ease case, whether consummated prior to or after the Issue Date and whether or not completed) for any such acquisition or Permitted Acquisition;

(k)        the amount of “run rate” cost savings, operating expense reductions, and expenses and synergies (other than revenue synergies) related to Permitted Acquisitions, any restructurings, business optimizations, cost savings initiatives and other initiatives occurring after the Issue Date (without duplication of any amounts added back pursuant to clause (2)(j) above) and projected by the Company in good faith to be realized as a result of specified actions taken or committed to be taken within 18 months after such transaction or initiative is consummated (which “run rate” cost savings, operating expense reductions and expenses and synergies shall be calculated on a pro forma basis as though such “run rate” cost savings, operating expense reductions and expenses and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (A) such “run rate” cost savings, operating expense reductions and expenses and synergies are reasonably expected and factually supportable (in the good faith determination of the Company) and (B) the aggregate of all amounts added back to Consolidated EBITDA pursuant to this clause (2)(k) during any period shall not exceed an amount equal to 15.0% of Consolidated EBITDA for such period (calculated before giving effect to such add-backs); and

(l)        corporate costs of FBIN allocated to the Company and its Subsidiaries pursuant to the Separation Agreement to the extent in excess of $28.0 million; provided that no such amounts that are incurred after the fourth full fiscal quarter following December 14, 2022 shall be added back pursuant to this clause (2)(l).

“Consolidated Fixed Charges” means, with respect to any Person for any period (and with respect to the Company and its Restricted Subsidiaries, such Persons on a consolidated basis), without duplication, the sum of:

(1)	Consolidated Interest Expense for such period; plus

(2)	Disqualified Capital Stock Dividends paid, accrued or scheduled to be paid or accrued during such period, excluding dividends paid in Capital Stock that is not Disqualified Capital Stock; plus

(3)	Preferred Stock Dividends paid, accrued or scheduled to be paid or accrued during such period, excluding dividends paid in Capital Stock that is not Disqualified Capital Stock.

“Consolidated Interest Expense” means, for any period, the interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, net income for the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

Notwithstanding the foregoing, for the purpose of Section 4.7(a)(iii) only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under Section 4.7(a)(iii).

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Net Debt that is Secured Debt of the Company and its Restricted Subsidiaries as of such date to (2) Consolidated EBITDA of the Company for the Test Period. The Consolidated Secured Net Leverage Ratio shall be calculated on a Pro Forma Basis.

“Consolidated Total Assets” means, as of any date of determination, the total assets, in each case that is or would be reflected on the consolidated balance sheet of the Company as at the end of the most recently ended fiscal quarter of the Company for which a balance sheet is available, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Debt or Liens or any Investment, shall be calculated on a Pro Forma Basis to give effect to any Specified Transaction that shall have occurred since the last day of such fiscal quarter as if such Specified Transaction had occurred on the last day of such fiscal quarter).

“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Debt of the Company and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Debt resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Debt for borrowed money (including debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments), Capital Lease Obligations, Purchase Money Debt and letters of credit (but only to the extent any letter of credit has been drawn but not reimbursed within 10 Business Days), but excluding the amount of any Debt of a type referred to in, or Incurred pursuant to, clause (23) of the definition of Permitted Debt, minus (b) the aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens other than Liens securing Debt for borrowed money) included in the consolidated balance sheet of the Company and the Restricted Subsidiaries as of such date; provided that Consolidated Total Net Debt shall not include obligations under Hedge Agreements entered into in the ordinary course of business and not for speculative purposes.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Net Debt of the Company and its Restricted Subsidiaries as of such date to (2) Consolidated EBITDA of the Company for the Test Period. The Consolidated Total Net Leverage Ratio shall be calculated on a Pro Forma Basis.

“Contribution Debt” means unsecured Debt of the Company or any Restricted Subsidiary in an amount equal to the aggregate amount of cash contributions made after the Issue Date to the Company in exchange for Capital Stock (other than Disqualified Capital Stock) of the Company, except to the extent utilized in any transaction that constitutes a Restricted Payment or Permitted Investment.

“Corporate Trust Office” means the offices of the Trustee at which at any time its corporate trust business shall be principally administered, which office as of the date hereof is located at U.S. Bank Trust Company, National Association, 190 S. LaSalle Street, 10th Floor, Chicago, Illinois 60603, Attention: Corporate Trust Services, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Currency Agreement” means in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Debt” means (without duplication), with respect to any Person:

(1)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(2)
every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person (excluding obligations with respect to letters of credit securing obligations (other than obligations with respect to borrowed money) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than 30 days following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(3)
all obligations of such Person to pay the deferred purchase price of property or services which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 30 days after becoming due and payable);

(4)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale Leasebacks entered into by such Person;

(5)
all obligations of such Person in respect of Disqualified Capital Stock, but excluding any accrued dividends (the amount of such obligations to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Disqualified Capital Stock, or if less (or if such Disqualified Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Disqualified Capital Stock, such fair market value shall be as determined in good faith by the Company);

(6)
net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time); and

(7)
every obligation of the type referred to in clauses (1) through (6) of another Person which (a) such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise or (b) is secured by any Lien upon or with respect to property owned by such Person, whether or not such Person has assumed or become liable for the payment of such Debt (the amount of Debt of any Person for purposes of this clause (7)(b) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith).

“Debt Facilities” means one or more credit facilities, debt facilities, indentures or commercial paper facilities (including, without limitation, the Senior Secured Credit Facility), in each case with banks or other financial institutions or lenders or investors, providing for revolving credit loans, term loans, private placements, debt securities, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or letter of credit guarantees, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Depositary” means with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Global Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated pursuant to an Officer’s Certificate delivered to the Trustee, setting forth the basis of the valuation. The aggregate Fair Market Value of the Designated Noncash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Noncash Consideration received (with the Fair Market Value being measured in each case at the time received and without giving effect to subsequent changes in value), shall not exceed in the aggregate at any one time the greater of (i) $25.0 million and (ii) 1.0% of the Company’s Consolidated Total Assets calculated on a Pro Forma Basis, net of any Designated Noncash Consideration converted into cash and Cash Equivalents received in respect of any Designated Noncash Consideration and calculated on a Pro Forma Basis.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable or provides for the right to require the issuer to repurchase such Capital Stock (other than solely for Capital Stock that is not Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of the occurrence of a “change of control” or “asset disposition” if any such requirement becomes operative only after compliance by the Company with Section 4.10 and Section 4.13), (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Capital Stock), in whole or in part or (c) is or becomes convertible into or exchangeable for Debt or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the final Stated Maturity of the Notes.

“Disqualified Capital Stock Dividends” means all dividends with respect to Disqualified Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory consolidated federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Disqualified Capital Stock.

“dollar”, “U.S. dollar” or “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction of the United States of America, any State thereof or the District of Columbia.

“DTC” means The Depository Trust Company and any successor.

“Electronic Means” means the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Equity Offering” means an offering of Common Stock that results in aggregate net cash proceeds to the Company, other than (1) public offerings of Common Stock registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering that constitutes an Excluded Contribution.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the net cash proceeds, and the Fair Market Value of property other than cash, received by the Company after the Issue Date from:

(1)	contributions to its common equity capital;

(2)	interests, returns, dividends, distributions, fees and other payments from an Unrestricted Subsidiary or a JV Entity or Investments in entities that are not Restricted Subsidiaries; and

(3)	the sale of Capital Stock (other than Disqualified Capital Stock) of the Company;
in each case designated as Excluded Contributions pursuant to an Officer’s Certificate of the Company on or promptly after the date such capital contribution is made or the date such Capital Stock is sold, as the case may be. Excluded Contributions will be excluded from the calculation set forth in clause Section 4.7(a)(iii)(2).

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, determined in good faith by senior management or the Board of the Company, whose determination will be conclusive for all purposes under this Indenture.

“FBIN” means Fortune Brands Innovations, Inc. (formerly known as Fortune Brands Home & Security, Inc.).

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or Incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Debt, or obligations to make payments to the obligor on Debt, which may be secured by a Lien in respect of such property or assets.

“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business that is a Nationally Recognized Statistical Rating Organization.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Global Note Legend” means the legend identified as such in Exhibit A.

“Global Notes” means the Notes that are in the form of Exhibit A issued in global form and registered in the name of the Depositary or its nominee.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other monetary obligation of the payment or performance of such Debt or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Debt or other monetary obligation of any other Person, whether or not such Debt or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in the ordinary course of business or in connection with any acquisition or disposition of assets permitted under this Indenture (other than such obligations with respect to Debt). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hedge Agreements” means collectively, the Interest Rate Agreements, Currency Agreements and Commodities Agreements.

“Hedging Obligations” means as to any Person, the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holder” means a Person in whose name the Note is registered on the Registrar’s books.

“IAI” means an investor constituting an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning set forth in the preamble hereto.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee with respect to any obligation of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital, dividends, repayment of principal, payments of interest or any proceeds from the sale or disposition of such Investment, actually received in cash by such other Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment and less any such amount which increases the Available Amount).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P, BBB- (or the equivalent) by Fitch or any equivalent rating by any other Nationally Recognized Statistical Rating Organization.

“Investment Grade Securities” means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company, any Restricted Subsidiary or any of their Affiliates; (iii) Investments in any fund that invests at least 90% in investments of the type described in clauses (i) and (ii) of this definition, which fund may also hold cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investment Grade Status” shall occur when the Notes receive any two of the following:

(1)	a rating of “BBB-” or higher from S&P;

(2)	a rating of “Baa3” or higher from Moody’s; or

(3)	a rating of “BBB-” or higher from Fitch;
or the equivalent of such rating by such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization.

“Issue Date” means June 27, 2024.

“JV Entity” or “JV Entities” means any joint venture of the Company or any Restricted Subsidiary that is not a Subsidiary.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (x) any Permitted Acquisition or other similar Investment, including by way of merger, by the Company or one or more of the Restricted Subsidiaries permitted pursuant to this Indenture the consummation of which is not conditioned upon the availability of, or on obtaining, third-party financing and (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Debt for which an irrevocable notice of redemption (or similar notice) has been issued or delivered.

“Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole, or on the enforceability of this Indenture, the Notes or the Note Guarantees, (b) impairs the ability of the Company and the Subsidiary Guarantors, taken as a whole, to perform their payment obligations under this Indenture, the Notes or the Note Guarantees or (c) otherwise results in a material adverse effect on the ability of any Holder to enforce or collect any obligations under this Indenture, the Notes or the Note Guarantees.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act or Section 3(a)(62) of the Exchange Act.

“Net Available Proceeds” from any Asset Disposition by the Company or any Restricted Subsidiary means an amount equal to the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Asset Disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Debt that is secured by the asset subject to such Asset Disposition and that is required to be repaid (and is timely repaid) in connection with such Asset Disposition, (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, underwriting fees and discounts, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses, and brokerage, consultant, accountant and other customary fees) actually incurred by the Company or such Restricted Subsidiary in connection with such Asset Disposition, (C) taxes paid or reasonably estimated to be actually payable in connection therewith (including, for the avoidance of doubt, any income, withholding and other taxes payable as a result of the distribution of such proceeds to the Company), and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets or purchase price adjustment established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Company or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, it being understood that “Net Available Proceeds” shall include (i) any cash or Cash Equivalents received upon the disposition of any non-cash consideration by the Company or any Restricted Subsidiary in any such Asset Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above.

“Note Custodian” means the Person appointed as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Note Guarantee” means the Guarantee by any Subsidiary Guarantor of the Company’s obligations under this Indenture.

“Notes” means the Initial Notes and any Additional Notes. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the security register or, with respect to Global Notes, given in accordance with DTC procedures on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Offer Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer (subject to delay (including more than 60 days after such Offer) if such Offer to Purchase is conditioned upon the occurrence of a Change of Control) and a settlement date (the “Purchase Date”) for purchase of Notes within three Business Days after the Offer Expiration Date. The Offer shall contain a description of the events requiring the Company to make the Offer to Purchase and all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1)	the section of this Indenture pursuant to which the Offer to Purchase is being made;

(2)
the Offer Expiration Date and the Purchase Date and, if such Offer is made in advance of a Change of Control and conditioned upon the occurrence of a Change of Control, that the Offer is conditioned upon the occurrence of a Change of Control;

(3)
the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the section of this Indenture requiring the Offer to Purchase) (the “Purchase Amount”);

(4)	the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to this Indenture) (the “Purchase Price”);

(5)
that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

(6)	the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(7)	that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

(8)
that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

(9)
that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Offer Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10)
that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Offer Expiration Date, a written notice or other electronic transmission setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11)
that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 or integral multiples of $1,000 in excess thereof shall be purchased); and

(12)
that in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

If any of the Notes subject to an Offer to Purchase is in global form, then the Offer shall be modified by the Company to the extent necessary to comply with the procedures of the Depositary applicable to repurchases. Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

“Offering Memorandum” means the Company’s offering memorandum, dated June 20, 2024, relating to the offer and sale of the Initial Notes.

“Officer” means, with respect to any Person, (1) the Chair of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer, the General Counsel, any Vice President (including any Executive Vice President or Senior Vice President), the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board, Chief Executive Officer or Chief Financial Officer of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person that meets the requirements of Sections 11.2 and 11.3 of this Indenture and any other certifications that may be required by the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee that meets the requirements of Sections and 11.2 and 11.3 of this Indenture and any other opinions that may be required by the Indenture. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Pari Passu Debt” means Debt of the Company or a Subsidiary Guarantor that is pari passu in right of payment with the Notes, in the case of the Company, or the Note Guarantees, in the case of any Subsidiary Guarantor. For the purposes of this definition, no Debt will be considered to be senior or junior by virtue of being secured on a first or junior priority basis.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Paying Agent” means any Person authorized by the Company to pay the principal of, premium, if any, or interest on any Notes on behalf of the Company.

“Permitted Acquisition” means the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Capital Stock of a Person that, upon the consummation thereof, will be a Restricted Subsidiary (including as a result of a merger or consolidation) (or such assets will be contributed to the Company or a Restricted Subsidiary); provided that such purchase or acquisition is permitted under this Indenture.

“Permitted Acquisition Debt” means Debt of the Company or any of its Restricted Subsidiaries incurred to finance an acquisition of any assets, business or Person; provided that on the date of such acquisition or the date such Person became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated with or into the Company or a Restricted Subsidiary, as applicable, after giving Pro Forma Effect thereto, (a) the Company would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to Section 4.9(a), or (b) the Consolidated Coverage Ratio of the Company would be not less than the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction.

“Permitted Investments” means:

(1)
any Investment in the Company or a Restricted Subsidiary or a Person that will become a Restricted Subsidiary or that will be merged into or consolidated with or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary as a result of such Investment, and any Investment held by a Person at the time it is acquired by or merged into or consolidated with the Company or a Restricted Subsidiary; provided that such Investment of such Person was not made in contemplation of or in connection with such acquisition, merger or consolidation;

(2)	any Investment in cash, Cash Equivalents and Investment Grade Securities;

(3)
loans, advances or credit extensions to officers, directors, managers, partners and employees of the Company or the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation, customary fringe benefits and analogous ordinary business purposes and (ii) for purposes not described in the foregoing clause (i); provided that in the case of this clause (ii) that either (x) no cash or Cash Equivalents are advanced in connection with such loan, advance or other credit extension or (y) the aggregate principal amount of all loans, advances and other credit extensions pursuant to this clause (ii) and outstanding at any time shall not exceed the greater of (a) $10.0 million and (b) 0.5% of the Company’s Consolidated Total Assets calculated on a Pro Forma Basis (without giving effect to cancellations and forgiveness);

(4)
asset purchases (including purchases of inventory, supplies and materials), prepaid expenses and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business or consistent with past practice;

(5)
Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or consistent with past practice, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits or advances to distributors, suppliers, licensees, sub-licensors or sub-licensees in the ordinary course of business or consistent with past practice;

(6)	any non-cash consideration received in connection with an Asset Disposition (or a disposition excluded from the definition of Asset Disposition) that was made in compliance with Section 4.10;

(7)	guarantees of Debt made in compliance with Section 4.9 and Investments consisting of Liens permitted under Section 4.12;

(8)
any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date and any modification, replacement, renewal, reinvestment or extension of any such Investment; provided that the amount of any such Investment is not increased from the amount of such Investment on the Issue Date except pursuant to the terms of such Investment or binding commitment as in existence on the Issue Date or as otherwise permitted under this Indenture;

(9)	Investments in Hedge Agreements permitted to be Incurred under clause (7) of the definition of Permitted Debt;

(10)
Investments consisting of endorsements for collection or deposit and customary trade arrangements with clients, customers, vendors, suppliers, licensors, sub-licensors, licensees and sub-licensees in the ordinary course of business or consistent with past practice;

(11)
Investments (including debt obligations and Capital Stock) (i) received in connection with the bankruptcy, work-out, recapitalization or reorganization of any Person, (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure or other security enforcement with respect to any secured Investment or other transfer of title with respect to any secured Investment and (iv) as a result of or in connection with settlement, compromise or resolution of (a) litigation, arbitration or other disputes or (b) obligations of trade creditors, suppliers, licensors, customers and other account debtors that were incurred in the ordinary course of business or consistent with past practice of the Company or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier, licensor, customer or other account debtor;

(12)	advances of payroll payments or other advances of salaries or compensation to employees in the ordinary course of business or consistent with past practice;

(13)
Guarantees of the Company or any Restricted Subsidiary in respect of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Debt, in each case entered into in the ordinary course of business;

(14)	Investments to the extent that payment for such Investments is made solely with Capital Stock (other than Disqualified Capital Stock);

(15)
Investments in Related Businesses and JV Entities in an aggregate amount, taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed the greater of (i) $100.0 million and (ii) 4.0% of the Company’s Consolidated Total Assets calculated on a Pro Forma Basis;

(16)
other Investments in an aggregate amount, taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed the greater of (i) $100.0 million and (ii) 4.0% of the Company’s Consolidated Total Assets calculated on a Pro Forma Basis;

(17)
Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 4.16; provided that such Investments were not incurred in contemplation of or in connection with such redesignation;

(18)
other Investments; provided that, at the time of such Investment, (i) no Default or Event of Default has occurred and is continuing and (ii) the Consolidated Total Net Leverage Ratio of the Company would not exceed 3.25 to 1.00;

(19)
obligations in respect of customary indemnification obligations in favor of purchasers in connection with dispositions of assets permitted under this Indenture or obligations in respect of purchase price (including earn-outs) or other similar adjustments in connection with any acquisition or any other Investment permitted under this Indenture;

(20)	transactions entered into in order to consummate the Reorganization Transactions or a Permitted Tax Restructuring;

(21)	Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations;

(22)
(i) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by, to, in or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Debt or (ii) any promissory note issued by the Company;

(23)
pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of Permitted Liens or made in connection with Permitted Liens;

(24)
bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(25)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 4.11(b) (other than clauses (6), (11) or (12));

(26)	any Investment in connection with Cash Management Services or related activities arising in the ordinary course of business or consistent with past practice;

(27)
Investments consisting of promissory notes issued by the Company or any Subsidiary Guarantor to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Company or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of the Company to the extent the applicable Restricted Payment is permitted by Section 4.7;

(28)
Investments (i) consisting of deposits, prepayments, rebates, extensions of credit in the nature of accounts receivable or notes receivable and/or other credits to suppliers or other trade counterparties, and/or (ii) made in connection with obtaining, maintaining or renewing client and customer contracts, in each case, (A) made or entered into in the ordinary course of business or consistent with past or industry practice or (B) which do not materially interfere with the business of the Company and its Restricted Subsidiaries, taken as whole; and

(29)
Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted under this Indenture and any other pledges or deposits permitted by this Indenture.

“Permitted Liens” means, with respect to any Person:

(1)	Liens securing Debt under Debt Facilities outstanding or Incurred under clause (1) of the definition of Permitted Debt;

(2)	Liens existing on the Issue Date (other than Liens permitted under clause (1));

(3)
Liens for taxes, assessments or governmental charges (including any Lien imposed by any pension authority or similar Lien) (i) which are not overdue for a period of more than 30 days, (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) the nonpayment of which would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect;

(4)
statutory Liens or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business (i) which secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled (or, if, filed have been discharged or stayed) and no other action has been taken to enforce such Lien or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(5)
(i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security laws or similar legislation, and (ii) pledges and deposits in the ordinary course of business or consistent with past practice securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Restricted Subsidiary;

(6)
Liens incurred or pledges or deposits made in the ordinary course of business to secure the performance of bids, trade contracts, public utility, municipality or governmental contracts and leases (other than Debt for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) or arising as a result of progress payments under government contracts;

(7)
(i) easements, entitlements, rights-of-way, reservations, restrictions, covenants, conditions, encroachments, protrusions, rights waivers and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary and (ii) Liens disclosed as exceptions to coverage in any final title policies and endorsements issued with respect to real property subject to mortgages securing obligations under the Senior Secured Credit Facility and other Liens permitted under such mortgages;

(8)
(i) Liens securing, or otherwise arising from, judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights related to litigation being contested in good faith and not constituting an Event of Default and (ii) any pledge and/or deposit securing any settlement of litigation;

(9)
(i) Purchase Money Liens securing Purchase Money Debt and (ii) Liens securing Attributable Debt in respect of Sale Leasebacks, in each case, Incurred under clause (6) of the definition of Permitted Debt and any Permitted Refinancing Debt with respect thereto;

(10)
leases, licenses, subleases or sublicenses and Liens on the property covered thereby, in each case, granted to others in the ordinary course of business or consistent with past practice which do not (i) interfere in any material respect with the business of the Company and the Restricted Subsidiaries, taken as a whole, or (ii) secure any Debt;

(11)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(12)
Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or consistent with past practice and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking or arising pursuant to such financial institution’s general terms and conditions;

(13)
Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 4.7 to be applied against the purchase price for such Investment and (ii) on any assets or property subject to an agreement to dispose of such assets or property in an Asset Disposition (or any other disposition) permitted under Section 4.10, in each case, solely to the extent such Investment or Asset Disposition (or other disposition), as the case may be, would have been permitted on the date of the creation of such Lien;

(14)	Liens in favor of the Company or a Restricted Subsidiary securing Debt permitted under clause (3) of the definition of Permitted Debt;

(15)
Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Issue Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Debt and other obligations incurred prior to such time and which Debt and other obligations are permitted under this Indenture that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Debt secured thereby is permitted under Section 4.9;

(16)
any interest or title of a lessor, sublessor, franchisor, licensor or sub-licensor, or secured by a lessor’s, sublessor’s, franchisor’s, licensor’s or sub-licensor’s interests under leases, subleases, licenses or sub-licenses entered into by the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(17)
Liens, if any, arising (i) out of conditional sale, title retention, consignment or similar arrangements or bailee arrangements for sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or (ii) by operation of law under Article 2 of the UCC (or any similar law of any jurisdiction);

(18)
Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Debt, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Restricted Subsidiary, (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business or (iv) relating to credit balances of the Company or any of its Restricted Subsidiaries with credit card issuers or credit card processors or amounts owing by such credit card issuers or credit card processors to the Company or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice, but not Liens on or rights of set-off against any other property or assets of the Company or any Restricted Subsidiary pursuant to the credit card agreements to secure the obligations of the Company or any Restricted Subsidiary to such credit card issuers or credit card processors as a result of fees and chargebacks;

(19)	Liens, if any, arising from precautionary Uniform Commercial Code financing statement filings or any similar registration filing;

(20)	Liens on insurance policies, unearned insurance premiums and the proceeds thereof securing the financing of the premiums with respect thereto;

(21)
any zoning or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any real property or title defects or irregularities that are of a minor nature that, in each case, does not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

(22)
Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(23)
the modification, replacement, renewal or extension of any Lien permitted by clauses (2), (9), (15), (29) and (31) of this definition and this clause (23); provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Secured Debt that is otherwise permitted to be Incurred under this Indenture, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted under Section 4.9;

(24)	ground leases in respect of real property on which facilities owned or leased by the Company or any Restricted Subsidiary are located;

(25)	Liens on any property or assets of any Restricted Subsidiary that is not a Subsidiary Guarantor securing Debt or other obligations of such Restricted Subsidiary;

(26)
Liens solely on any cash earnest money deposits, escrow agreements and similar arrangements made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase or other agreement permitted under this Indenture;

(27)	Liens securing Debt permitted pursuant to clause (11) of the definition of Permitted Debt;

(28)
other Liens securing Debt or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $120.0 million and (ii) 5.0% of the Company’s Consolidated Total Assets calculated on a Pro Forma Basis;

(29)
Liens on assets, property or shares of stock of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated or amalgamated with the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary or merging with or into or consolidating or amalgamating with the Company or any Restricted Subsidiary of the Company; provided, further, however, that such Liens shall not extend to any other property owned by the Company or any Restricted Subsidiary;

(30)	with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by law;

(31)
Liens securing Debt (other than Subordinated Debt); provided that at the time of Incurrence and after giving effect to the Incurrence of such Debt and the application of the proceeds therefrom on such date, the Consolidated Secured Net Leverage Ratio of the Company would not exceed 3.00 to 1.00 (assuming for purposes of the calculation of the Consolidated Secured Net Leverage Ratio under this clause (31), that any commitments with respect to Secured Debt under any revolving Debt Facility (including the Senior Secured Credit Facility) permitted to be Incurred under this clause (31) are fully drawn on such date);

(32)
Liens on the Capital Stock of JV Entities (i) securing financing arrangements for the benefit of the applicable JV Entity that are not otherwise prohibited under this Indenture, (ii) consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly Owned Subsidiaries and (iii) consisting of any encumbrance or restriction (including put and call arrangements) in favor of a joint venture party with respect to Capital Stock of, or assets owned by, any JV Entity or similar arrangement pursuant to any joint venture or similar agreement;

(33)
Liens on the assets or Capital Stock of any Special Purpose Subsidiary securing Debt (including Liens securing any Obligations in respect thereof) or other obligations of, or in favor of, any Special Purpose Entity, or in connection with a Special Purpose Financing or otherwise, Incurred pursuant to clause (23) of the definition of Permitted Debt;

(34)
Liens securing industrial revenue bond financings (inclusive of obligations in respect of letters of credit supporting such financings) for which the principal amount does not exceed, without duplication, $20.0 million in the aggregate at any time outstanding;

(35)	Liens securing the Notes (including any Additional Notes) and the Note Guarantees (including in respect of any Additional Notes);

(36)
Liens on cash and Cash Equivalents that have been deposited with any trustee, paying agent or other agent to be held in escrow for the purpose of repaying, redeeming, discharging, or defeasing any Debt or pending the release of such cash and Cash Equivalents with respect to any Debt issued in escrow;

(37)	Liens on receivables sold pursuant to clause (21) of the definition of Asset Disposition;

(38)	Liens securing Hedging Obligations;

(39)	Liens in favor of the Company or any Subsidiary Guarantor;

(40)	Liens on vehicles or equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice;

(41)
Liens on the Capital Stock of an Unrestricted Subsidiary securing Debt or other obligations for the benefit of the applicable Unrestricted Subsidiary that are not otherwise prohibited under this Indenture;

(42)
deposits of cash with the owner or lessor of premises leased and operated by the Company or any of its Subsidiaries in the ordinary course of business of the Company and such Subsidiary or consistent with past practice to secure the performance of the Company’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(43)
Liens on assets deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets if such sale is otherwise permitted under this Indenture;

(44)	Liens arising solely in connection with rights of dissenting equity holders pursuant to applicable law in respect of any acquisition permitted under this Indenture or any other Investment;

(45)	Liens on securities or other assets that are the subject of repurchase agreements constituting Investments permitted under this Indenture arising out of such repurchase transaction;

(46)
receipt of progress payments and advances from customers in the ordinary course of business or consistent with past practice to the extent such receipt or advance, as applicable, creates a Lien on the related inventory and proceeds thereof; and

(47)	in the case of Capital Stock, restrictions on transfer under any applicable securities laws of any jurisdictions or the organizational documents of the issuer of that Capital Stock.

For purposes of this definition, the term “Debt” shall be deemed to include interest on such Debt. In the event that a Permitted Lien would be permitted pursuant to one or more clauses of the definition of Permitted Liens, the Company may divide and classify (but not later divide or reclassify) such Permitted Lien in any manner that complies with Section 4.12.

“Permitted Refinancing Debt” means any Debt of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of the Company or any of its Restricted Subsidiaries; provided that:

(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus Related Costs);

(2)
the Permitted Refinancing Debt has a final maturity date no earlier than the earlier of the final maturity date of the Debt being extended, refinanced, renewed, replaced, defeased or refunded or 91 days after the final maturity date of the Notes;

(3)
the Permitted Refinancing Debt has an Average Life at the time such Permitted Refinancing Debt is Incurred that is equal to or greater than the shorter of (A) the Average Life of the Debt being extended, refinanced, renewed, replaced, defeased or refunded and (B) 91 days after the Average Life of the Notes;

(4)
if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or a Note Guarantee, such Permitted Refinancing Debt is subordinated in right of payment to the Notes or such Note Guarantee on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

(5)	such Debt shall not include Debt of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Debt of the Company or a Subsidiary Guarantor.

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by the Company in good faith) entered into on or after the Issue Date so long as such Permitted Tax Restructuring does not involve any contribution, sale, assignment, transfer or other disposition of assets to any Unrestricted Subsidiary, does not materially impair the Note Guarantees and is otherwise not materially adverse to the Holders of the Notes.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory consolidated federal, state and local income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Preferred Stock.

“Pro Forma Basis” or “to give or after giving Pro Forma Effect” means, with respect to the calculation of any test, ratio or financial measure under this Indenture that is to be calculated on a “Pro Forma Basis,” to give pro forma effect to the following to the extent applicable:

(1)
if, since the beginning of the applicable Test Period and on or prior to date such calculation is made (the “Calculation Date”), the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding on the Calculation Date or if the transaction giving rise to the need to make such calculation is an Incurrence of Debt by the Company or any Restricted Subsidiary, Consolidated EBITDA and Consolidated Fixed Charges for such Test Period shall be calculated as if such Debt had been Incurred (and the proceeds therefrom applied) on the first day of such Test Period;

(2)
if, since the beginning of the applicable Test Period, the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Debt that is no longer outstanding on the Calculation Date (each, a “Discharge”) or if the transaction giving rise to the need to make such calculation involves a Discharge of Debt (in each case other than Debt Incurred under any revolving credit facility unless such Debt has been repaid with an equivalent permanent reduction in commitments thereunder), Consolidated EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Discharge of Debt, including with the proceeds of such new Debt, as if such Discharge had occurred on the first day of such Test Period;

(3)
if, since the beginning of the applicable Test Period, the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made under this Indenture, or designated any Restricted Subsidiary as an Unrestricted Subsidiary (any such disposition or designation, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Test Period;

(4)
if, since the beginning of the applicable Test Period, the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made under this Indenture, or designated any Unrestricted Subsidiary as a Restricted Subsidiary (any such Investment, acquisition or designation, a “Purchase”), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such Test Period;

(5)
if, since the beginning of the applicable Test Period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such Test Period such Person shall have Incurred any Debt that remains outstanding on the Calculation Date, Discharged any Debt or made any Sale or Purchase that would have required an adjustment pursuant to clause (1), (2), (3) or (4) above if made by the Company or any Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if any such transaction occurred on the first day of such Test Period; and

(6)
if, since the beginning of the applicable Test Period, the Company or any Restricted Subsidiary consummates any Specified Transaction (other than a Specified Transaction addressed in clauses (1) thru (5) above), to the extent applicable, Consolidated EBITDA and Consolidated Fixed Charges for such Test Period shall be calculated after giving effect there to as if such Specified Transaction had occurred on the first date of such Test Period.

For purposes of this definition of Pro Forma Basis, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Debt Incurred or Discharged, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer of the Company; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are projected by the Company in good faith to be realized as a result of specified actions taken or committed to be taken within 18 months after such transaction is consummated and such cost savings or synergies shall be subject to (and included in) the cap set forth in clause (2)(k) of Consolidated EBITDA. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt). If any Debt bears, at the option of the Company or any Restricted Subsidiary, a rate of interest based on a prime or similar rate, a Eurodollar interbank offered rate or other fixed or floating rate, and such Debt is being given pro forma effect, the interest expense on such Debt shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Debt that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Debt shall be computed based on (A) the average daily balance of such Debt during such Test Period or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such Test Period, the average daily balance of such Debt during the period from the date of creation of such facility to the Calculation Date. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company (which determination shall be conclusive) to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Purchase Money Debt” means (a) Debt for payment of any of the purchase price of property, plant, equipment or other fixed or capital assets (either directly or through the acquisition of Capital Stock of a Person that owns such assets and becomes a Restricted Subsidiary), (b) Debt Incurred at the time of or within 270 days after acquisition, construction, repair, replacement or improvement of any property, plant, equipment or other fixed or capital assets, for the purpose of financing any of the price thereof, and (c) Debt Incurred for the construction or acquisition or improvement of, or to finance or to refinance the construction, acquisition or improvement of, any real property owned by the Company or any Restricted Subsidiary.

“Purchase Money Lien” means a Lien that secures (a) Capital Lease Obligations or (b) Purchase Money Debt, in each case, encumbering only the property, plant, equipment or other fixed or capital assets acquired with such Debt (and additions and accessions to such assets and the proceeds and the products thereof and customary security deposits) and constituting a purchase money security interest under the UCC or other applicable law.

“Rating Agency” means (1) S&P, Moody’s and Fitch or (2) if S&P, Moody’s or Fitch or each of them shall not make a corporate rating with respect to the Company or a rating on the Notes publicly available, a Nationally Recognized Statistical Rating Organization or Organizations, as the case may be, selected by the Company, which shall be substituted for any or all of S&P, Moody’s or Fitch, as the case may be, with respect to such corporate rating or the rating of the Notes, as the case may be.

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), and/or related assets.

“Regulation S Legend” means the legend identified as such in Exhibit A.

“Related Business” means those businesses in which the Company or any of its Restricted Subsidiaries is engaged on the Issue Date, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Costs” means the aggregate amount of any accrued and unpaid interest, premiums (including tender premiums) on the Debt being refinanced plus any fees, underwriting discounts, defeasance costs and other costs, fees, discounts and expenses incurred or payable in connection with such refinancing.

“Reorganization Transactions” means the dissolution of some or all of the following Restricted Subsidiaries: MasterBrand Online LLC, a Delaware limited liability company; Norcraft Holding LLC, a North Carolina limited liability company; Norcraft Companies LLC, a Delaware limited liability company; Norcraft Holdings L.P., a Delaware limited partnership; Norcraft Intermediate Holdings, L.P., a Delaware limited partnership; Norcraft Intermediate GP, L.L.C., a Delaware limited liability company; Norcraft Capital Corp., a Delaware corporation; Norcraft Finance Corp, a Delaware corporation; and WoodCrafters UK Co. Ltd., a company incorporated under the laws of England and Wales.

“Replacement Assets” means:

(1)
properties and assets (other than cash, Cash Equivalents, any Capital Stock or other security or any other current assets) that will be used in the business of the Company and its Restricted Subsidiaries as conducted on the Issue Date or any Related Business; and

(2)
Capital Stock of any Person that is engaged in a Related Business and that will be merged or consolidated with or into the Company or a Restricted Subsidiary or that will become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, who customarily performs functions similar to those performed by the Persons who have direct responsibility for the administration of this Indenture or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject.

“Restricted Notes Legend” means the legend identified as such in Exhibit A.

“Restricted Subsidiary” means any Subsidiary of the Company, whether existing on or after the Issue Date, unless such Subsidiary is an Unrestricted Subsidiary. Unless otherwise specified or the context requires otherwise, all references to Restricted Subsidiary mean a Restricted Subsidiary of the Company.

“S&P” means S&P Global Ratings, and any successor to its rating agency business that is a Nationally Recognized Statistical Rating Organization.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Company or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Debt” means Debt of the Company or a Restricted Subsidiary that is secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Secured Credit Facility” means that certain Amended and Restated Credit Agreement, to be dated as of the Issue Date, among MasterBrand, Inc., as borrower, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties named therein, as the same may be amended, restated, amended and restated, modified, supplemented, refinanced and/or replaced from time to time.

“Separation Agreement” means that certain Separation and Distribution Agreement, dated as of December 14, 2022, by and between FBIN and the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Special Purpose Entity” means (a) any Special Purpose Subsidiary or (b) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, and/or (ii) financing or refinancing in respect of Capital Stock of any Special Purpose Subsidiary.

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition (including any financing or refinancing in respect of Capital Stock of a Special Purpose Subsidiary held by another Special Purpose Subsidiary).

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any Restricted Subsidiary that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes, (ii) Hedging Obligations or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, or (iii) any Guarantee in respect of customary recourse obligations (as determined in good faith by the Company, which determination shall be conclusive) in connection with any Special Purpose Financing or Financing Disposition, and (y) any such other agreements and undertakings shall not include any Guarantee of Debt of a Special Purpose Subsidiary by the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary” means any Subsidiary of the Company that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Company.

“Specified Transaction” means any Purchase, Sale, Discharge (as such terms are defined under “Pro Forma Basis”), Incurrence of Debt, any Investment, Restricted Payment, or any other event that by the terms of this Indenture requires any test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Stated Maturity” means, when used with respect to any Debt or any installment of interest on such Debt, the dates specified in such Debt as the fixed date on which the principal of such Debt or such installment of interest, as the case may be, is due and payable.

“Subordinated Debt” means Debt of the Company or a Subsidiary Guarantor that is expressly subordinated or junior in right of payment to the Notes or a Note Guarantee, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” of any Person means:

(1)
a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; or

(2)
any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership interest and power to direct the policies, management and affairs thereof.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Company on the Issue Date that is a party to this Indenture for purposes of providing a Note Guarantee, and each other Restricted Subsidiary that is required to, or at the election of the Company, does become a Subsidiary Guarantor by the terms of this Indenture after the Issue Date and their respective successors and assigns, in each case, until such Person is released from its Note Guarantee in accordance with the terms of this Indenture.

“Supreme” has the meaning set forth in the Offering Memorandum.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Company ending on or prior to such date for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available.

“Transactions” has the meaning set forth in the Offering Memorandum.

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to July 15, 2027; provided, however, that if the period from such redemption date to July 15, 2027 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to July 15, 2027 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” has the meaning set forth in the preamble of this Indenture and any successor thereto.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States for the payment of which obligations or guarantee the full faith and credit of the United States is pledged.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction (as applicable).

“United States” or “U.S.” means the United States of America.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Company pursuant to Section 4.16; and

(2)	any Subsidiary of an Unrestricted Subsidiary.
“Voting Stock” of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2        Other Definitions.

Term	Defined in Section
“acceleration declaration”	6.2
“Act”	11.12(a)
“Affiliate Transaction”	4.11(a)
“Alternate Offer”	4.13
“Applicable Premium Deficit”	8.4(1)
“Authentication Order”	2.2
“Authorized Officers”	7.2(o)
“Available Amount”	4.7(a)(iii)
“Change of Control Offer”	4.13
“Change of Control Purchase Price”	4.13
“Covenant Defeasance”	8.3
“Deposit Trustee”	8.5
“Earnings Call”	4.3(c)
“EDGAR”	4.3(a)
“Event of Default”	6.1(a)
“Excess Proceeds”	4.10(c)
“Expiration Date”	11.12(j)
“Fixed Amounts”	1.4
“Incurrence Based Amounts”	1.4
“Institutional Accredited Investor Note”	2.1(b)
“Instructions”	7.2(o)
“LCA Election”	1.4
“LCA Test Date”	1.4
“Legal Defeasance”	8.2
“Note Amount”	4.10(c)(1)
“Notice”	11.10
“Offered Price”	4.10(c)
“Pari Passu Debt Amount”	4.10(c)(2)
“Pari Passu Offer”	4.10(c)(2)
“Permitted Debt”	4.9(b)
“QIBs”	2.1(b)
“Registrar”	2.3
“Regulation S”	2.1(b)
“Regulation S Global Note”	2.1(b)
“Reinstatement Date”	4.17(b)
“Resale Restriction Termination Date”	2.15(a)
“Restricted Payment”	4.7(a)(4)
“Restricted Period”	2.15(b)
“Rule 144A”	2.1(b)
“Rule 144A Global Note”	2.1(b)
“Subject Lien”	4.12(a)
“Successor Company”	5.1(a)(1)

Term	Defined in Section
“Successor Subsidiary Guarantor”	5.1(b)(1)(A)
“Suspended Covenants”	4.17(a)
“Suspension Date”	4.17(a)
“Suspension Period”	4.17(a)

SECTION 1.3        Rules of Construction. Unless the context otherwise requires:

(1)          a term has the meaning assigned to it herein;

(2)          an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3)          “or” is not exclusive;

(4)          words in the singular include the plural, and in the plural include the singular;

(5)          unless otherwise specified, any reference to Section, Article or Exhibit refers to such Section, Article or Exhibit, as the case may be, of this Indenture;

(6)          provisions apply to successive events and transactions;

(7)          the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(8)          references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

SECTION 1.4       Certain Financial Tests and Calculations.  Notwithstanding anything in this Indenture but subject to the immediately following paragraph, when calculating any applicable ratio or determining other compliance with this Indenture, including the determination of compliance with any provision of this Indenture in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio or other applicable covenant and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), be deemed to be the date that the definitive agreements for such Limited Condition Transaction are entered into (in each case, the “LCA Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith and the use of proceeds thereof as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, the Company could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have not been satisfied as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted under this Indenture and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Company has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated, such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Debt and the use of proceeds thereof) have been consummated.

Notwithstanding anything to the contrary in this Indenture, with respect to any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent Incurrence, except that (i) Incurrences of Debt and Liens constituting Fixed Amounts shall be taken into account for purposes of the determination of Incurrence Based Amounts under Section 4.7, (ii) Incurrences of Debt constituting Fixed Amounts under Section 4.9(b)(1)(x) shall be taken into account for purposes of the determination of Incurrence Based Amounts under Section 4.9(b)(1)(y) and (iii) Incurrences of Debt under Section 4.9(b)(1) shall be taken into account for purposes of the determination of Incurrence Based Amounts under clause (31) of the definition of Permitted Liens.

SECTION 1.5        Calculations.  The Company will be responsible for making all calculations called for under this Indenture and the Notes, including but not limited to determination of redemption price, premium, if any, financial tests, ratios, and any additional amounts or other amounts payable on the Notes.  The Company will make all such calculations in good faith and, absent manifest error, its calculations will be final and binding on Holders.  The Company will provide a schedule of its calculations to the Trustee and the Trustee is entitled to rely conclusively upon the accuracy of such calculations without independent verification.  The Company will deliver a copy of such schedule to any Holder upon the written request of such Holder.

ARTICLE II
THE NOTES

SECTION 2.1        Form and Dating. The Notes shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes will be issued in registered form, without coupons, and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The registered Holder will be treated as the owner of such Note for all purposes.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(a)         The Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Note Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6.

(b)         The Initial Notes are being issued by the Company only (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) and (ii) in reliance on Regulation S under the Securities Act (“Regulation S”). After such initial issuance, Initial Notes that are Transfer Restricted Notes may be transferred to QIBs in reliance on Rule 144A, outside the United States pursuant to Regulation S, to IAIs or to the Company, in accordance with certain transfer restrictions. Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Restricted Notes Legend (collectively, the “Rule 144A Global Note”), deposited with the Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Initial Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Regulation S Legend (collectively, the “Regulation S Global Note”), deposited with the Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Initial Notes resold to IAIs in the United States shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Restricted Notes Legend (collectively, the “Institutional Accredited Investor Note”), deposited with the Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Note Custodian, at the direction of the Trustee. Transfers of Notes among QIBs, to or by purchasers pursuant to Regulation S and to or by IAIs shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.15.

(c)          Section 2.1(b) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1 and Section 2.2, authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Note Custodian for the Depositary.

SECTION 2.2        Execution and Authentication.  An Officer shall sign the Notes for the Company by manual, facsimile, PDF transmission or electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual or electronic signature of a Responsible Officer of the Trustee. The signature of a Responsible Officer of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of a written order of the Company signed by an Officer of the Company (an “Authentication Order”) directing the Trustee to authenticate the Notes and, except with respect to the Initial Notes, an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the issuance of the Notes contained herein have been complied with, authenticate Notes for original issue in the aggregate principal amount stated in such written order.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent or agents. An authenticating agent has the same rights as an Agent to deal with Holders or the Company.

SECTION 2.3       Registrar; Paying Agent.  The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional Paying Agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company and/or any Restricted Subsidiary may act as Paying Agent or Registrar.

The Company shall notify the Trustee in writing, and the Trustee shall notify the Holders, of the name and address of any Agent not a party to this Indenture. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. If the Company fails to appoint or maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.6.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent at the Corporate Trust Office of the Trustee.

The Company initially appoints DTC to act as the Depositary with respect to the Global Notes.

SECTION 2.4        Paying Agent to Hold Money in Trust.  The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and shall notify the Trustee of any Default by the Company in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay to the Trustee all money held by it in trust for the benefit of the Holders or the Trustee. The Company at any time may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders or the Trustee to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or any of its Subsidiaries) shall have no further liability for such money. If the Company or any of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence of any of the events specified in Section 6.1, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5       Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof.

SECTION 2.6        Book-Entry Provisions for Global Notes.

(a)         Each Global Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Note Custodian for the Depositary and (iii) bear the Global Note legends as required by Section 2.6(e).

Members of, or Participants in, the Depositary shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Note Custodian, or under such Global Note, and the Depositary may be treated by the Company, and the Trustee or any Agent and any of their respective agents, as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any Agent or their respective agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

Neither the Trustee nor any Agent shall have any responsibility or obligation to any Holder that is a member of (or a Participant in) the Depositary or any other Person with respect to the accuracy of the records of the Depositary (or its nominee) or of any member or Participant thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee and any Agent may rely (and shall be fully protected in relying) upon information furnished by the Depositary with respect to its members, Participants and any beneficial owners in the Notes.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

(b)         Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred in accordance with Section 2.15 and the rules and procedures of the Depositary. In addition, certificated Notes shall be transferred to beneficial owners in exchange for their beneficial interests only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days of such notice, (ii) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Company within 90 days of such notice, (iii) an Event of Default of which a Responsible Officer of the Trustee has written notice has occurred and is continuing and the Registrar has received a request from any Holder of a Global Note to issue such certificated Notes or (iv) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes.

(c)         In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.6(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of certificated Notes of authorized denominations.

(d)         The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e)          Each Global Note shall bear the Global Note Legend on the face thereof.

(f)         At such time as all beneficial interests in Global Notes have been exchanged for certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(g)         General Provisions Relating to Transfers and Exchanges.

(1)         To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and certificated Notes upon receipt of an Authentication Order in accordance with Section 2.2 or at the Registrar’s request.

(2)       No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.7, Section 2.10, Section 3.6, Section 4.10, Section 4.13 or Section 9.4).

(3)          All Global Notes and certificated Notes issued upon any registration of transfer or exchange of Global Notes or certificated Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes (or interests therein) or certificated Notes surrendered upon such registration of transfer or exchange.

(4)        The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes under Section 3.2 hereof and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5)         Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(6)        The Trustee shall authenticate Global Notes and certificated Notes in accordance with the provisions of Section 2.2. Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any certificated Note in exchange for a Global Note.

(7)         Each Holder agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(8)         Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer or exchange imposed under this Indenture or under applicable law with respect to any transfer or exchange of any interest in any Note (including any transfers between or among Participants or other beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements thereof.

(9)        The transferor of any Note held in certificated form shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Internal Revenue Code of 1986, as amended. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

SECTION 2.7       Replacement Notes.  If any mutilated Note is surrendered to the Trustee, or the Registrar or the Company and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company, the Trustee and the Agents may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.8        Outstanding Notes.  The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Company, the Subsidiary Guarantors or any of their respective Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.1 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary of the Company, or an Affiliate of any thereof) holds, on the maturity date or date of redemption, money sufficient to pay all amounts under the Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.9      Treasury Notes.  In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, the Subsidiary Guarantors or by any of their respective Affiliates shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes of which a Responsible Officer of the Trustee has written notice as being so owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Company or an Affiliate of the Company pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

SECTION 2.10     Temporary Notes.  Until certificated Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall upon receipt of a written order of the Company signed by one Officer, authenticate certificated Notes in certificate form in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11      Cancellation. The Company at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Sections 2.7 and 2.16, the Company may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice.

SECTION 2.12     Defaulted Interest.  If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be the earliest practicable date but in all events at least five Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1. The Company shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least ten days before the special record date, the Company (or the Trustee, in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Trustee will have no duty whatsoever to determine whether any defaulted interest is payable or the amount thereof.

SECTION 2.13      Computation of Interest.  Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.14      CUSIP and ISIN Numbers.  The Company in issuing the Notes may use “CUSIP” and “ISIN” numbers, and, if it does so, the Trustee shall use the CUSIP and/or ISIN number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of such numbers printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP number and ISIN number.

SECTION 2.15      Transfer and Exchange.

(a)         The following provisions shall apply with respect to any proposed transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date which is six months after (assuming at the time of transfer the Company is in compliance with the public information requirements of Rule 144(c) under the Securities Act and, if not, one year after) the later of the date of its original issue, the original issue date of any Additional Notes and the last date on which the Company or any Affiliate of the Company was the owner of such securities (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(1)          a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment as set forth on the reverse of the Note, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2)         a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit D from the proposed transferee and, if requested by the Company or the Trustee, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them; and

(3)        a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a non-U.S. person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit C from the proposed transferor and, if requested by the Company or the Trustee, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them.

After the Resale Restriction Termination Date, interests in a Rule 144A Note or an Institutional Accredited Investor Note may be transferred in accordance with applicable law without requiring the certifications set forth under Exhibit C or Exhibit D or any additional certification.

(b)        The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the date which is forty days after the later of the Issue Date, the closing date of the issuance of any Additional Notes and when the Notes or any predecessor of the Notes are first offered to Persons other than distributors (as defined in Rule 902 of Regulation S) in reliance on Regulation S (the “Restricted Period”):

(1)         a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment as set forth on the reverse of the Note, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2)         a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit D from the proposed transferee and, if requested by the Company or the Trustee, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them; and

(3)         a transfer of a Regulation S Note or a beneficial interest therein to a non-U.S. person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit C hereof from the proposed transferor and, if requested by the Company or the Trustee, delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certifications set forth under Exhibit C or Exhibit D or any additional certification.

(c)          In the event that a Global Note is exchanged for Notes in certificated, registered form pursuant to Section 2.6, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (a) and (b) of this Section 2.15 (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S, as the case may be) and such other procedures as may from time to time be adopted by the Company and notified to the Trustee in writing.

(d)         Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing the Restricted Notes Legend, the Registrar shall deliver Notes that do not bear the Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing the Restricted Notes Legend, the Registrar shall deliver only Notes that bear the Restricted Notes Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(e)         Regulation S Legend. Upon the transfer, exchange or replacement of Notes not bearing the Regulation S Legend, the Registrar shall deliver Notes that do not bear the Regulation S Legend. Upon the transfer, exchange or replacement of Notes bearing the Regulation S Legend, the Registrar shall deliver only Notes that bear the Regulation S Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(f)          General. By its acceptance of any Note bearing the Restricted Notes Legend or the Regulation S Legend, as applicable, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend or the Regulation S Legend, as applicable, and agrees that it shall transfer such Note only as provided in this Indenture. A transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a certificated Note or a beneficial interest in another Global Note shall be subject to compliance with applicable law and the applicable procedures of the Depositary but is not subject to any procedure required by this Indenture.

In connection with any proposed transfer pursuant to Regulation S or pursuant to any other available exemption from the registration requirements of the Securities Act (other than pursuant to Rule 144A), the Company may require the delivery of an Opinion of Counsel, other certifications or other information satisfactory to the Company.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.15.

SECTION 2.16     Issuance of Additional Notes.  The Company shall be entitled to issue Additional Notes in an unlimited aggregate principal amount under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, first interest payment date applicable thereto, first date from which interest will accrue, transfer restrictions, any registration rights agreement and additional interest with respect thereto; provided that such issuance is not prohibited by the terms of this Indenture, including Section 4.9; and provided further that if any Additional Notes are not fungible with the existing Notes for U.S. federal income tax purposes, as determined by the Company, such Additional Notes will have a separate CUSIP number and ISIN. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Company shall set forth in an Officer’s Certificate, a copy of which shall be delivered to the Trustee, the following information:

(1)          the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2)         the issue price, the issue date, the CUSIP and/or ISIN number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue;

(3)          whether such Additional Notes shall be Transfer Restricted Notes; and

(4)          that such issuance is not prohibited by this Indenture.

The Trustee shall, upon receipt of the Officer’s Certificate, authenticate the Additional Notes in accordance with the provisions of Section 2.2 of this Indenture.

ARTICLE III
REDEMPTION AND PREPAYMENT

SECTION 3.1       Notices to Trustee.  If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7, it shall furnish to the Trustee, at least five Business Days (or such shorter period as is acceptable to the Trustee) before sending a notice of such redemption, an Officer’s Certificate setting forth (i) the paragraph of the Notes and/or section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date (which, in the case of a redemption subject to conditions, may be subject to extension until such conditions are satisfied), (iii) the principal amount of Notes to be redeemed and (iv) the redemption price or the method for determining the redemption price.

SECTION 3.2        Selection of Notes to Be Redeemed.  If less than all of the Notes are to be redeemed in connection with any redemption, in the case of certificated notes, the Trustee shall select the Notes (or portions of Notes) to be redeemed in accordance with its policies and procedures for redemption as follows:

(1)          if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)        if the Notes are not listed on any national securities exchange, by lot; provided, however, to the extent any Notes are represented by a Global Note, the Notes to be redeemed shall be selected in accordance with the applicable policies, procedures and requirements of DTC.

No Notes of principal amount of $2,000 or less can be redeemed in part and no portion of a Note shall be redeemed that would result in the Note remaining outstanding having a principal amount that is not a multiple of $1,000.

SECTION 3.3       Notice of Redemption.  In connection with any redemption pursuant to Section 3.7, the Company shall mail or cause to be mailed (in each case sent by first class mail) in accordance with Section 11.1 and, in the case of Global Notes given in accordance with DTC procedures, a notice of redemption (including notice of redemption that are subject to the satisfaction or waiver of one or more conditions precedent) pursuant to this Section 3.3 to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee), at least 10 but not more than 60 days before the expected redemption date (subject to delay (including more than 60 days after the delivery of a notice of redemption) if such notice of redemption is subject to the satisfaction or waiver of one or more conditions precedent), except that redemption notices may be delivered more than 60 days prior to an expected redemption date if the notice is issued in accordance with Article VIII.

The notice shall identify the Notes to be redeemed (including the name of the Notes, the series, “CUSIP” numbers and corresponding “ISINs”, if applicable, interest rate, maturity date and, if known, certificate numbers) and shall state:

(1)          the redemption date (which, in the case of a redemption subject to conditions, may be subject to extension until such conditions are satisfied);

(2)          the redemption price (or the method by which it is to be determined);

(3)          if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate);

(4)          the name and address of the Paying Agent;

(5)          that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)          that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7)          the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)          that no representation is made as to the correctness or accuracy of the CUSIP number and ISIN number, if any, listed in such notice or printed on the Notes; and

(9)          any conditions precedent to such redemption.

At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall have delivered to the Trustee, at least five Business Days prior to the date of the giving of the notice of redemption (or such shorter period as is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph. The notice sent in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

SECTION 3.4      Effect of Notice of Redemption.  Subject to the next paragraph, once notice of redemption is delivered in accordance with Section 3.3, Notes called for redemption become due and payable on the redemption date at the applicable redemption price.

Any redemption notice may, at the Company’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent, including completion of a financing, change of control or other corporate transaction. In addition, if such redemption is subject to satisfaction or waiver of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed (including more than 60 days after the notice of redemption was given) until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed. The Company shall provide written notice of the satisfaction or waiver of such conditions, the delay of such redemption date or the rescission of such notice of redemption to the Trustee no later than the redemption date, and upon receipt the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given.

SECTION 3.5        Deposit of Redemption Price.  On or before 11:00 a.m. (New York City time) on the redemption date, the Company shall deposit with the Trustee or with the Paying Agent (if other than the Company or an Affiliate of the Company) money sufficient to pay the redemption price, together with accrued and unpaid interest, if any, to the applicable redemption date on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price and accrued and unpaid interest, if any, to the applicable redemption date on all Notes to be redeemed.

If the Company has deposited with the Trustee or Paying Agent money sufficient to pay the redemption price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1.

SECTION 3.6      Notes Redeemed in Part.  Upon surrender and cancellation of a Note that is redeemed in part, the Company shall issue and, upon the written request of an Officer of the Company, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

SECTION 3.7        Optional Redemption.

(a)         The Notes may be redeemed, in whole or in part, at any time or from time to time prior to July 15, 2027 at the option of the Company, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). The Company will calculate the Treasury Rate and Applicable Premium and, prior to the redemption date, file an Officer’s Certificate with the Trustee setting forth the Treasury Rate and Applicable Premium and showing the calculation of each in reasonable detail.

(b)         At any time or from time to time on or after July 15, 2027, the Company, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, on the Notes redeemed, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning July 15 of the years indicated below:

Year	Redemption Price
2027	103.500%
2028	101.750%
2029 and thereafter	100.000%

(c)          In the event that before July 15, 2027, the Company receives net cash proceeds from the sale of its Common Stock in one or more Equity Offerings, the Company may use an amount not greater than the amount of such net cash proceeds to redeem up to 40% of the original aggregate principal amount of all Notes issued (calculated after giving effect to any issuance of Additional Notes) at a redemption price of 107.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date); provided that:

(1)          at least 60% of the original aggregate principal amount of all Notes issued (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2)          the redemption date is within 180 days of the consummation of any such Equity Offering.

(d)          Notwithstanding the foregoing, in connection with any tender offer for the Notes (including, but not limited to, a Change of Control Offer or Alternate Offer), if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such a tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to such tender offer, to redeem all Notes that remain outstanding following such purchase (and the Holders of such remaining Notes shall be deemed to have consented to surrender their Notes) at a redemption price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, to, but excluding, the redemption date. The Company shall provide the Trustee with written notice of any redemption at least five Business Days prior to when notice of such redemption is sent to Holders unless the Trustee consents to a shorter period.

(e)          Nothing herein shall limit the ability of the Company or its Affiliates to purchase or acquire Notes in open market purchases, tender or exchange offers or other negotiated transactions.

ARTICLE IV
COVENANTS

SECTION 4.1        Payment of Notes.

(a)        The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Trustee or the Paying Agent (if other than the Company or a Restricted Subsidiary thereof) holds, as of 11:00 a.m. (New York City time) on the relevant payment date, U.S. dollars deposited by the Company in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

(b)         The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

SECTION 4.2       Maintenance of Office or Agency.  The Company shall maintain an office or agency in the United States where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company and the Subsidiary Guarantors in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the United States for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.3.

SECTION 4.3        Provision of Financial Information.

(a)         Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall provide to the Trustee and Holders the annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d), or any successor provision thereto, if the Company were so required, such documents to be provided to the Trustee and Holders on or prior to the respective dates by which the Company would have been required to file such documents with the SEC if the Company were so required; provided that (A) any such reports and documents filed with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) (or any successor system) or made publicly available on the Company’s website shall be deemed to have been delivered to the Trustee and the Holders of Notes for purposes of the foregoing requirements and (B) if the Company is no longer subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, then (x) no current reports on Form 8-K shall be required to be furnished if the Company determines in its good faith judgment that the applicable event requiring a current report on Form 8-K is not material to the Holders or the business, assets, operations, financial position or prospects of the Company and its Restricted Subsidiaries, taken as a whole; and (y) such annual, quarterly or current reports need not include any exhibits of Item 601 of Regulation S-K (except for financial statements of the Company) and shall not be required to comply with (i) Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, and related Items 307 and 308 of Regulation S-K; (ii) Items 201, 401, 402, 404, 405, 406, 407 and 408 of Regulation S-K; (iii) Section 13(e) of the Exchange Act (relating to the Iran Threat Reduction and Syrian Human Rights Act); (iv) Form SD (relating to conflict minerals); (v) Items 14 and 16 of Form 10-K; (vi) Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein; or (vii) any climate-related disclosures related to SEC Release Nos. 33-11275 and 34-99678, including, without limitation, any information, reports or exhibits required by Article 14 of Regulation S-X or Item 1506 of Regulation S-K.

(b)         So long as any of the Notes remain outstanding, if at any time the Company is not subject to Section 13(a) or 15(d) under the Exchange Act, or any successor provision thereto, the Company will make available to any market making financial institution, securities analyst, prospective purchaser of Notes or beneficial owner of Notes, upon their request, the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Holders of the Notes are able to sell all such Notes immediately without restriction pursuant to the provisions of Rule 144 under the Securities Act, or any successor provision thereto.

(c)         Only to the extent that the Company is no longer subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, within a reasonably prompt period of time after the date the annual or quarterly report for the prior fiscal period has been filed or furnished pursuant to this Section 4.3, the Company shall also hold live quarterly conference calls (which may be a single conference call together with investors and lenders holding other securities or Debt of the Company and/or its Restricted Subsidiaries) to discuss the Company’s financial condition and results of operations for the relevant reporting period (an “Earnings Call”). No fewer than three Business Days prior to the date such Earnings Call is to be held, the Company shall issue a press release to the appropriate U.S. wire services announcing such Earnings Call, which press release shall contain the time and the date of such Earnings Call and either include information on how to access such Earnings Call or direct the recipients thereof to contact an individual at the Company (for whom contact information shall be provided in such notice) to obtain information on how to access such Earnings Call.

(d)        In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Company may satisfy its obligations under this Section 4.3 with respect to financial information relating to the Company by furnishing financial information relating to such parent company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

(e)         If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the annual and quarterly financial information required by this Section 4.3 shall include a reasonably detailed presentation, as determined in good faith by senior management of the Company, either on the face of the financial statements or in the footnotes to the financial statements or in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(f)          To the extent any information is not provided within the time periods specified in this Section 4.3 and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

(g)         Delivery of reports and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or any Subsidiary Guarantor’s, as the case may be, compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates of the Company). The Trustee shall have no obligation or responsibility to determine whether the Company is required to file any reports or other information with the SEC, whether the Company’s information is available on EDGAR (or any successor system) or whether the Company has otherwise delivered any notice or report in accordance with the requirements specified in this Section 4.3.

SECTION 4.4       Compliance Certificate.  The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year beginning with the fiscal year ending December 29, 2024, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiary Guarantors during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to his or her knowledge, each entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 30 days after any Officer becomes aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.5        Reserved.

SECTION 4.6       Stay, Extension and Usury Laws.  The Company and each of the Subsidiary Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, and the Company and each of the Subsidiary Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7        Limitation on Restricted Payments.

(a)          The Company shall not, and shall not permit any Restricted Subsidiary to:

(1)        declare or pay any dividend on, or make any distribution (including any payment in connection with any merger or consolidation derived from assets of the Company or any Restricted Subsidiary) in respect of its Capital Stock or to the holders thereof in their capacity as holders of Capital Stock, other than:

(i)        any dividends or distributions by the Company payable solely in shares of its Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Capital Stock), and

(ii)        in the case of a Restricted Subsidiary, dividends or distributions payable to the Company or a Restricted Subsidiary or, in the case of dividends or distributions made by a Restricted Subsidiary that is not wholly owned, dividends or distributions are made on a pro rata basis (or on a basis more favorable to the Company);

(2)         purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any parent thereof, other than in exchange for Capital Stock (other than Disqualified Capital Stock) of the Company;

(3)          make any Investment in any Person, other than a Permitted Investment; and

(4)         redeem, repurchase, defease, prepay or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, any Subordinated Debt (other than Debt owed by the Company or any Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company or the Company, or any such payment on Debt due within one year of any scheduled maturity, repayment or sinking fund payment date)

(each of clauses (1) through (4) of this Section 4.7 being a “Restricted Payment”) unless:

(i)        no Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, has occurred and is continuing or would result from such Restricted Payment;

(ii)        after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-fiscal-quarter period, the Company could Incur at least $1.00 of additional Debt pursuant to Section 4.9(a); and

(iii)      upon giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made subsequent to the Issue Date (including Restricted Payments permitted by clauses (1) and (6) of Section 4.7(b), but excluding all other Restricted Payments permitted by Section 4.7(b)) does not exceed the sum of (the amount of such sum, the “Available Amount”):

(1)         50% of cumulative Consolidated Net Income (or, in the case Consolidated Net Income shall be negative, less 100% of such deficit) of the Company since the beginning of the fiscal quarter in which the Issue Date occurs through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available (taken as a single accounting period); plus

(2)        (i) 100% of the aggregate net cash proceeds, and the Fair Market Value of property other than cash, in each case received by the Company or a Restricted Subsidiary after the Issue Date from contributions of capital or the issuance and sale (other than to a Subsidiary of the Company) of Capital Stock (other than Disqualified Capital Stock) of the Company or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Capital Stock) of the Company, or any net payment received by the Company in connection with the termination or settlement of options relating to its Capital Stock, provided that (A) any such net proceeds received by the Company from an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination, (B) any such net proceeds utilized in connection with the Incurrence of Contribution Debt shall be excluded, and (C) any such net proceeds shall be excluded to the extent such amounts have been applied to Restricted Payments made in accordance Section 4.7(b)(4), (ii) 100% of the aggregate net cash proceeds, and the Fair Market Value of property other than cash, in each case received by the Company or a Restricted Subsidiary after the Issue Date from the issuance and sale of convertible or exchangeable Debt of the Company or a Restricted Subsidiary that has been converted into or exchanged for Capital Stock (other than Disqualified Capital Stock and other than by or from a Subsidiary of the Company) of the Company, provided that any such net proceeds received by the Company from an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination, and (iii) without duplication, any reduction of Debt of the Company or a Restricted Subsidiary on the consolidated balance sheet of the Company to the extent such Debt is converted into or exchanged for Capital Stock of the Company (other than Disqualified Capital Stock) after the Issue Date; plus

(3)        to the extent not included in Consolidated Net Income, 100% of the aggregate net cash proceeds, and the Fair Market Value of property other than cash, in each case received by the Company or a Restricted Subsidiary after the Issue Date by means of: (i) any sale, disposition, transfer, liquidation or repayment (including by way of dividends, payment of interest or repayment of principal) of Investments by the Company and its Restricted Subsidiaries in any Person (other than Permitted Investments); or (ii) the issuance, sale or other disposition (other than to the Company or a Restricted Subsidiary) of the Capital Stock of, or a dividend or distribution (other than an Excluded Contribution) from an Unrestricted Subsidiary (other than, in each case, to the extent such Investment constituted a Permitted Investment, but including such Cash Equivalents and Fair Market Value to the extent exceeding the amount of such Investment), in each case, after the Issue Date; plus

(4)         in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary or if an Unrestricted Subsidiary has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, in each case after the Issue Date, the Fair Market Value of the Company’s Investment in such Subsidiary (or of the assets transferred or conveyed, as applicable) at the time of such redesignation, merger, consolidation, amalgamation, transfer or conveyance, other than to the extent the Investment constituted a Permitted Investment; plus

(5)          an amount not to exceed the greater of (i) $50.0 million and (ii) 2.0% of the Company’s Consolidated Total Assets.

(b)          Notwithstanding the foregoing, Section 4.7(a) will not prohibit:

(1)         payment of any dividend on Capital Stock of any class within 60 days after the declaration thereof, or redemption of any Subordinated Debt within 30 days after giving notice of redemption thereof, if, on the date when the dividend was declared or such notice of redemption given, the Company or such Restricted Subsidiary could have paid such dividend or redeemed such Subordinated Debt in accordance with this Section 4.7;

(2)         repayment or refinancing of (i) any Subordinated Debt with Permitted Refinancing Debt, (ii) any Capital Stock or Subordinated Debt in exchange for, by conversion into or out of the net proceeds of the substantially concurrent sale (other than from or to a Subsidiary of the Company or from or to an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company) of Capital Stock (other than Disqualified Capital Stock) of the Company or (iii) any Disqualified Capital Stock of the Company or any Restricted Subsidiary issued in exchange for, by conversion into or out of the net proceeds of the substantially concurrent sale (other than from or to a Subsidiary of the Company or from or to an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company) of Disqualified Capital Stock of the Company or such Restricted Subsidiary;

(3)          repurchases of Capital Stock of the Company or any Restricted Subsidiary in the ordinary course of business deemed to occur upon the exercise of stock options, warrants and any other securities that are exercisable or convertible into the Capital Stock of the Company (i) if such Capital Stock represents a portion of the exercise price or such conversion price of such options, warrants or other securities or (ii) for purposes of tax withholding by the Company in connection with such exercise;

(4)         the Company or any Restricted Subsidiary may pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of it or any direct or indirect parent thereof held by any future, present or former employee, director, manager, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Company or any of its Subsidiaries pursuant to any employee, management, director or manager equity plan, stock option plan or any other benefit plan or any agreement (including any stock subscription or stockholders agreement) with any employee, director, manager, officer or consultant of Company or any Subsidiary; provided that such payments in any fiscal year do not exceed $20.0 million, provided further that any unused portion of such amount for any calendar year may be carried forward to succeeding calendar years so long as the aggregate amount of all Restricted Payments (without giving effect to the following proviso) made pursuant to this clause (4) in any calendar year (after giving effect to such carry-forward) shall not exceed $40.0 million; provided, further, that such amount in any calendar year may be increased by and amount not to exceed

(i)        the cash proceeds from the sale of Capital Stock (other than Disqualified Capital Stock) of the Company to employees, directors, managers, officers or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock has not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.7(a)(iii), plus

(ii)        the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Issue Date, less

(iii)       the amount of any Restricted Payments previously made pursuant to clauses (i) and (ii) of this clause (4);

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by subclauses (i) and (ii) above in any calendar year;

(5)         the Company or any Restricted Subsidiary may (i) pay cash in lieu of issuing fractional shares of Capital Stock in connection with any division,  dividend, split or combination thereof or upon the exercise of options, warrants, rights or other securities that are exercisable or convertible into Capital Stock of the Company or in connection with any merger, consolidation, amalgamation or other business combination permitted under this Indenture and (ii) honor any conversion request by a holder of convertible Debt and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Debt (other than Subordinated Debt) in accordance with its terms;

(6)         upon the occurrence of a Change of Control or an Asset Disposition and within 60 days after the completion of the Offer to Purchase under Section 4.10 or Section 4.13 (including the purchase of all Notes tendered and required to be purchased), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Debt required under the terms thereof as a result of such Change of Control or Asset Disposition at a purchase or redemption price not to exceed 101% (in the case of a Change of Control) or 100% (in the case of an Asset Disposition) of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided that, in the case of an Asset Disposition, such purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Debt does not exceed the Net Available Proceeds from such Asset Disposition;

(7)         (i) repurchases of Capital Stock from, or loans or payments made to, any future, present or former director, officer, employee, manager or consultant of the Company or any Subsidiary of the Company (or their respective Affiliates, estates or immediate family members), in each case, to fund payments made in respect of withholding taxes or similar taxes payable or expected to be payable by any future, present or former director, officer, employee, manager or consultant of the Company or any Subsidiary of the Company (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options or the grant, vesting or delivery of Capital Stock, and the corresponding payments of such taxes and (ii) loans or advances to officers, directors, employees, managers or consultants of the Company or any Subsidiary of the Company in connection with such Person’s purchase of Capital Stock of the Company; provided that no cash is actually advanced pursuant to this clause (ii) other than to pay taxes due in connection with such purchase;

(8)        the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Capital Stock of the Company or any of its Restricted Subsidiaries and any class or series of Preferred Stock of any Restricted Subsidiaries issued or Incurred after the Issue Date in accordance with Section 4.9, in each case to the extent that such dividends or distributions are included in the definition of Consolidated Fixed Charges;

(9)        payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a Permitted Investment or a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of this Indenture;

(10)       Restricted Payments that are (i) made with Excluded Contributions or (ii) without duplication with clause (i), in an amount not to exceed the cash proceeds from a sale, conveyance, transfer or other disposition in respect of property or assets acquired after the Issue Date, if the acquisition of such property or assets was financed with Excluded Contributions;

(11)        Restricted Payments by the Company of the Capital Stock or other securities of, or debt owed to the Company or any Restricted Subsidiary by, any Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries, provided that such Restricted Subsidiary owns no other material assets other than Capital Stock, Debt or other securities of one or more Unrestricted Subsidiaries), in each case other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents received as an Investment from the Company or a Restricted Subsidiary;

(12)      mandatory redemptions of Disqualified Capital Stock issued as a Restricted Payment or as consideration for a Permitted Investment so long as the amount of such redemptions are no greater than the amount that constituted such Restricted Payment or Permitted Investment;

(13)        Restricted Payments constituting or otherwise made in connection with or relating to the Reorganization Transaction or any Permitted Tax Restructuring;

(14)        Restricted Payments so long as, after giving effect thereto, the Consolidated Total Net Leverage Ratio of the Company would not exceed 3.00 to 1.00; and

(15)       other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (15) and then outstanding, not to exceed the greater of (i) $50.0 million and (ii) 2.0% of the Company’s Consolidated Total Assets calculated on a Pro Forma Basis;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (8), (14) and (15), no Default or Event of Default shall have occurred and be continuing or would otherwise occur as a consequence thereof.

Excluded Contributions and the amount of net proceeds from any exchange for, conversion into or sale of Capital Stock of the Company pursuant to Section 4.7(b)(2) shall be excluded from the calculation of the amount available for Restricted Payments pursuant to Section 4.7(a)(iii)(2).

(c)          For purposes of this Section 4.7, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

(d)         For purposes of this Section 4.7, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the clauses of the definition of Permitted Investments, the Company may divide and classify (but not later divide or reclassify) such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this Section 4.7. Notwithstanding the foregoing, if the Company or any Restricted Subsidiary has made an Investment in another Person that is not a Restricted Subsidiary, and such Person later becomes a Restricted Subsidiary of the Company, then the Investment in such Person made prior to the time such Person became a Restricted Subsidiary shall be deemed to have been made pursuant to clause (1) of the definition of Permitted Investment.

SECTION 4.8        Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries.

(a)         The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary:

(1)         to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Company or any other Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends, distributions or liquidating distributions prior to dividends, distributions or liquidating distributions being paid on Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)          to make loans or advances to the Company or any other Restricted Subsidiary; or

(3)          otherwise to transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b)         Notwithstanding the restrictions in Section 4.8(a), the Company may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction:

(1)          pursuant to any agreement in effect on the Issue Date (including the Senior Secured Credit Facility and other documents related to the Senior Secured Credit Facility);

(2)          pursuant to this Indenture, the Notes and the Note Guarantees;

(3)        pursuant to any agreement or Capital Stock of a Person that has been entered into, or issued, prior to the date on which such Person became a Restricted Subsidiary and not entered into, or issued, in connection with, or anticipation of, becoming a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired;

(4)         in the case of a restriction described in Section 4.8(a)(3), contained in any security agreement securing Debt of a Restricted Subsidiary otherwise permitted under this Indenture, but only to the extent such restrictions restrict the transfer of the assets or property subject to such security agreement;

(5)        in the case of a restriction described in Section 4.8(a)(3), consisting of customary restrictions in leases, subleases, licenses, sub-licenses or asset sale agreements and other similar contracts otherwise permitted under this Indenture so long as such restrictions relate only to the assets subject thereto;

(6)          any restrictions on cash or other deposits or net worth imposed by agreements entered into in the ordinary course of business or consistent with past practice;

(7)         customary provisions in stockholders agreements, joint venture agreements, organizational documents or similar binding agreements relating to any JV Entity or non-Wholly Owned Restricted Subsidiary and other similar agreements applicable to JV Entities and non-Wholly Owned Restricted Subsidiaries permitted under Section 4.7 and applicable solely to such JV Entity or non-Wholly Owned Restricted Subsidiary and the Capital Stock issued thereby;

(8)        in bona fide contracts for the sale of any property or assets, including customary restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; provided that such restriction terminates if such transaction is closed or abandoned;

(9)         customary net worth provisions contained in real property leases or contracts with customers or suppliers entered into by Restricted Subsidiaries of the Company, so long as the Company has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Company and its Restricted Subsidiaries to meet their ongoing obligations;

(10)        restrictions or conditions upon the transfers of assets encumbered by a Lien permitted under Section 4.12, to the extent such restriction applies only to the property subject to such Lien;

(11)       any encumbrance or restriction contained in the terms of any Debt or Capital Stock otherwise permitted to be Incurred under this Indenture if the Company determines that any such encumbrance or restriction either (i) will not materially affect the Company’s ability to make principal or interest payments on the Notes and such restrictions are not materially less favorable to Holders of Notes than is customary in comparable financings or (ii) are not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date or those contained in this Indenture or the Senior Secured Credit Facility, in each case as determined in good faith by the Board or an Officer of the Company;

(12)       any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Debt or Capital Stock, and that, individually or in the aggregate, (i) do not detract from the value of the property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and its Restricted Subsidiary, taken as a whole, or (ii) do not materially impair the Company’s ability to make future principal, premium or interest payments on the Notes, in each case under this clause (12), as determined by the Company in good faith;

(13)       restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(14)        provisions restricting assignment of any agreement entered into in the ordinary course of business or consistent with past practice;

(15)       any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.8(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) of this Section 4.8; provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or

(16)        if such encumbrance or restriction is the result of applicable laws or regulations.

SECTION 4.9        Limitation on Debt.

(a)         The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt except that the Company and any Subsidiary Guarantor may Incur Debt if, after giving Pro Forma Effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof, the Consolidated Coverage Ratio of the Company would not be less than 2.00 to 1.00.

(b)         Notwithstanding Section 4.9(a), the following Debt may be Incurred (collectively, the “Permitted Debt”):

(1)         Debt of the Company or any Restricted Subsidiary under one or more Debt Facilities in an aggregate principal amount Incurred under this clause (1), including all Debt Incurred under Debt Facilities to refund or refinance any Debt Incurred pursuant to this clause (1), at any one time outstanding not to exceed the sum of (x) $1,125.0 million plus (y) an additional amount of Debt provided that, at the time of Incurrence and after giving effect to the Incurrence of such Debt and the application of the proceeds therefrom on such date, the Consolidated Secured Net Leverage Ratio of the Company would not exceed 3.00 to 1.00 (assuming for purposes of the calculation of the Consolidated Secured Net Leverage Ratio under this clause (1), that any commitments with respect to Debt under any revolving Debt Facility (including the Senior Secured Credit Facility) permitted to be Incurred under this clause (1) are fully drawn on such date); provided that solely for purposes of calculating the Consolidated Secured Net Leverage Ratio under this clause (1), any outstanding Debt Incurred under this clause (1) that is unsecured shall nevertheless be deemed to be Secured Debt;

(2)          Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date and not otherwise referred to in clauses (1) and (4) of this Section 4.9(b);

(3)         Debt owed by the Company to any Restricted Subsidiary or Debt owed by a Restricted Subsidiary to the Company or a Restricted Subsidiary; provided, however, that upon either the transfer or other disposition by such Restricted Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Restricted Subsidiary or the issuance (other than directors’ qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary such that it ceases to be a Restricted Subsidiary, the provisions of this clause (3) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

(4)          Debt consisting of the Notes (other than any Additional Notes) and the Note Guarantees (other than in respect of any Additional Notes);

(5)          Guarantees or any co-issuance by the Company or any Restricted Subsidiary of any Debt of the Company or a Restricted Subsidiary permitted to be Incurred under this Indenture;

(6)         Purchase Money Debt and Attributable Debt in respect of Sale Leasebacks in an aggregate principal amount, including all Debt Incurred to refund or refinance any Debt Incurred pursuant to this clause (6), not to exceed, at any one time outstanding, the greater of (i) $120.0 million and (ii) 5.0% of the Company’s Consolidated Total Assets calculated on a Pro Forma Basis;

(7)          Debt in respect of Hedging Obligations Incurred not for speculative purposes;

(8)         Debt representing deferred compensation or other similar arrangements to a future, present or former employee, director, manager, officer or consultant of the Company and the Restricted Subsidiaries Incurred in the ordinary course of business or consistent with past practice;

(9)         Debt Incurred by the Company or any of the Restricted Subsidiaries in a Permitted Acquisition or any other Investment permitted under this Indenture or in any Asset Disposition, in each case to the extent constituting indemnification obligations, payment obligations in respect of any non-compete, consulting or similar arrangement, or obligations in respect of purchase price, deferred purchase price (including adjustments thereof, contingent obligations, earn-outs and similar obligations) or progress payments for property services, or other similar adjustments or obligations;

(10)       Debt consisting of obligations of the Company or any of the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment permitted under this Indenture;

(11)        (i) Debt owed on a short-term basis to banks and other financial institutions incurred in the ordinary course of business or consistent with past practice of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries and (ii) Cash Management Obligations and other Debt in respect of netting services, automatic clearinghouse arrangements, overdraft protections, check drawing services and similar arrangements and Debt arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, or the endorsement of instruments or other payment items for collection or deposit, in each case Incurred in the ordinary course of business or consistent with past practice;

(12)       Debt consisting of (i) deferred payments or the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(13)        Debt Incurred by the Company or any of the Restricted Subsidiaries (i) in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments or (ii) in connection with workers compensation claims, payroll taxes, unemployment insurance (including premiums related thereto), health, disability or other employee benefits or property and other social security laws and regulations, pension or retirement obligations, vacation pay, severance, property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers compensation claims;

(14)       obligations in respect of performance, bid, appeal, indemnity, stay, customs, judgment, completion, return-of-money and/or surety bonds, performance and completion guarantees, leases, tenders, statutory obligations (including health, safety and environmental obligations), warranties, bids, government or trade contracts (including customer contracts) and similar obligations provided by the Company or any of the Restricted Subsidiaries, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(15)        (i) Debt of Restricted Subsidiaries that are not Subsidiary Guarantors and Guarantees thereof by Restricted Subsidiaries that are not Subsidiary Guarantors and (ii) Debt Incurred by the Company or any of the Restricted Subsidiaries on behalf of or representing Guarantees of Debt of, a JV Entity, in an aggregate principal amount Incurred pursuant to this clause (15), including all Debt Incurred to refund or refinance any Debt Incurred pursuant to this clause (15), at any one time outstanding not to exceed the greater of (A) $150.0 million and (B) 6.0% of the Company’s Consolidated Total Assets calculated on a Pro Forma Basis;

(16)        Permitted Acquisition Debt;

(17)        Contribution Debt;

(18)        Debt arising from the Reorganization Transactions;

(19)        Debt consisting of (i) obligations in respect of incentive, supplier finance, license, sublicense or similar agreements, or take or pay obligations or contracts, in each case entered into in the ordinary course of business or consistent with past practice, (ii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business or consistent with past practice, (iii) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice and/or (iv) the deferred purchase price of goods or services or progress payments in connection with such goods and services incurred in connection with open accounts extended by suppliers in the ordinary course of business or consistent with past practice;

(20)        Indebtedness or Disqualified Capital Stock incurred by the Company or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are deposited with the Trustee at or promptly after the funding of such Debt or Disqualified Stock to satisfy and discharge the Notes or exercise the Company’s legal defeasance or covenant defeasance option as described under Section 8.1, in each case, in accordance with this Indenture.

(21)       Permitted Refinancing Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of Debt Incurred pursuant to Section 4.9(a) or pursuant to clauses (2), (4), (16), (17), (18) and (24) of this definition of Permitted Debt and this clause (21);

(22)        Indebtedness in respect to judgments or awards under circumstances not giving rise to an Event of Default;

(23)       Debt (i) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (ii) otherwise Incurred in connection with a Special Purpose Financing; provided that (A) such Debt is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings); (B) in the event such Debt shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Debt will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this Section 4.9 for so long as such Debt shall be so recourse; and (C) in the event that at any time thereafter such Debt shall comply with the provisions of the preceding subclause (A), the Company may classify such Debt in whole or in part as Incurred under this clause (23);

(24)       Debt or Disqualified Stock of Persons outstanding on the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities), the Company or any of its Restricted Subsidiaries in accordance with the terms of this Indenture; provided that such Debt was not incurred, or such Disqualified Stock was not issued, in contemplation of or in connection with such Person becoming a Restricted Subsidiary;

(25)        in addition to the items referred to in clauses (1) through (24) of this Section 4.9, Debt of the Company or any Restricted Subsidiary which, together with any other outstanding Debt Incurred pursuant to this clause (25), including all Debt Incurred to refund or refinance any Debt Incurred pursuant to this clause (25), has an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $120.0 million and (ii) 5.0% of the Company’s Consolidated Total Assets calculated on a Pro Forma Basis; and

(26)        all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (25) of this Section 4.9.

(c)          For purposes of determining compliance with, and the outstanding principal amount of any particular Debt Incurred pursuant to, and in compliance with, this Section 4.9:

(1)          in the event that Debt meets the criteria of more than one of the types of Debt described in Section 4.9(a) and Section 4.9(b), the Company, in its sole discretion, may classify such item of Debt on the date of Incurrence (or later classify or reclassify such Debt, in its sole discretion) in any manner permitted by this covenant and shall only be required to include the amount and type of such Debt in one of such clauses; provided that any Debt outstanding under the Senior Secured Credit Facility on the Issue Date shall at all times be treated as Incurred under clause (1)(x) of the definition of Permitted Debt and may not be reclassified;

(2)          if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and relate to other Debt, then such letters of credit shall be treated as Incurred pursuant to clause (1) of the definition of Permitted Debt and such other Debt shall not be included;

(3)         except as provided in Section 4.9(c)(2), Guarantees of, or obligations in respect of letters of credit relating to, Debt which is otherwise included in the determination of a particular amount of Debt shall not be included in the determination of such amount of Debt, provided that the Incurrence of such Debt was in compliance with this covenant;

(4)         the principal amount of any Disqualified Capital Stock of the Company or a Restricted Subsidiary will be equal to the greater of the maximum redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5)         Debt permitted by this covenant need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.9 permitting such Debt;

(6)          the amount of Debt issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and

(7)          (i) if any Debt is Incurred to refinance Debt initially Incurred (or, Debt Incurred to refinance Debt initially Incurred) in reliance on any provision of this Section 4.9 measured by reference to a percentage of Consolidated EBITDA for the Test Period or Consolidated Total Assets, and such refinancing would cause the percentage of Consolidated EBITDA for the Test Period or Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated EBITDA for the Test Period or Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated EBITDA for the Test Period or Consolidated Total Assets restriction shall not be deemed to be exceeded (and such newly Incurred Debt shall be deemed permitted) to the extent the principal amount of such newly Incurred Debt does not exceed the principal amount of such Debt refinanced, plus the Related Costs Incurred or payable in connection with such refinancing and (ii) if any Debt is Incurred to refinance Debt initially Incurred (or, Debt Incurred to refinance Debt initially Incurred) in reliance on any provision of this Section 4.9 measured by reference to a specified dollar amount restriction, and such refinancing would cause the specified dollar amount restriction to be exceeded, such specified dollar amount restriction shall not be deemed to be exceeded (and such newly Incurred Debt shall be deemed permitted) to the extent the principal amount of such newly Incurred Debt does not exceed the principal amount of such Debt refinanced, plus the Related Costs Incurred or payable in connection with such refinancing.

(d)         The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Debt and the payment of dividends in the form of additional shares of Disqualified Capital Stock will not be deemed to be an Incurrence of Debt for purposes of this Section 4.9.

(e)         For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced, plus Related Costs incurred or payable in connection with such refinancing. Notwithstanding any other provision of this Section 4.9, the maximum amount of Debt that the Company may Incur pursuant to this Section 4.9 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

SECTION 4.10      Limitation on Asset Dispositions.

(a)          The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1)         the Company or the Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Disposition) for the assets or Capital Stock sold or disposed of; and

(2)          at least 75% of the consideration for such Asset Disposition consists of:

(i)          cash or Cash Equivalents;

(ii)         the assumption of Debt of the Company or such Restricted Subsidiary (other than Subordinated Debt) and release, by all applicable creditors in writing, from all liability on the Debt assumed;

(iii)       the assumption by the purchaser of Debt (other than Subordinated Debt) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition; provided the Company and each Restricted Subsidiary are released from any Guarantee of payment of such Debt in connection with such Asset Disposition;

(iv)        Replacement Assets;

(v)         Designated Noncash Consideration; or

(vi)        any combination of the foregoing;

provided that the amount of any securities or assets received by the Company or such Restricted Subsidiary that is converted into cash or Cash Equivalents within 180 days of the closing of such Asset Disposition shall be deemed to be cash or Cash Equivalents for purposes of this Section 4.10(a) (to the extent of the cash received).

(b)         Within 365 days after the receipt of any Net Available Proceeds from an Asset Disposition, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Available Proceeds at its option, in any combination of the following:

(1)          to repay, repurchase or otherwise retire (i) any Secured Debt of the Company or any Subsidiary Guarantor or (ii) any Debt of any Restricted Subsidiary of the Company that is not a Subsidiary Guarantor, in each case, other than Debt owed to the Company or an Affiliate of the Company;

(2)        to repay, repurchase or otherwise retire any Debt of the Company or any Subsidiary Guarantor that is not Subordinated Debt, other than Debt owed to the Company or an Affiliate of the Company; provided that the Company shall (i) equally and ratably reduce obligations under the Notes, as provided in Section 3.7 or through open market purchases, private transactions or otherwise at market prices (which may be below par) or (ii) make an offer (in accordance with the procedures set forth below for an Offer to Purchase) to all Holders to purchase their Notes on a ratable basis with such Debt at a purchase price of 100% of the principal amount thereof, in each case, plus the amount of accrued but unpaid interest on the Notes that are purchased or redeemed;

(3)          to acquire Replacement Assets or make capital expenditures; provided that, the Company or such Restricted Subsidiary will be deemed to have complied with its obligations under this Section 4.10(b) if it enters into a binding commitment to acquire Replacement Assets prior to 365 days after the receipt of the applicable Net Available Proceeds and such acquisition of Replacement Assets is consummated prior to 545 days after the date of receipt of the applicable Net Available Proceeds; provided, further, that upon any abandonment or termination of such commitment, the Net Available Proceeds not so applied shall constitute Excess Proceeds and be applied as set forth in Section 4.10(c); or

(4)           any combination of the foregoing.

(c)         Any Net Available Proceeds that are not applied or invested as provided in Section 4.10(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, or earlier, at the Company’s election, the Company will apply the Excess Proceeds to the repayment of the Notes and any other Pari Passu Debt outstanding with similar provisions requiring the Company to make an Offer to Purchase such Debt with the proceeds from any Asset Disposition as follows:

(1)          the Company will make an Offer to Purchase from all Holders of the Notes in accordance with the procedures set forth in this Indenture in the maximum principal amount (expressed in amounts of $2,000 or integral multiples of $1,000 in excess thereof) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Debt (subject to proration in the event such amount is less than the aggregate Offered Price (as defined below) for all Notes tendered); and

(2)          to the extent required by such Pari Passu Debt, the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Debt (a “Pari Passu Offer”) in an amount (the “Pari Passu Debt Amount”) equal to the excess of the Excess Proceeds over the Note Amount. However, in no event will the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Debt plus the amount of any premium required to be paid to repurchase such Pari Passu Debt.

The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date such Offer to Purchase is consummated (the “Offered Price”), in accordance with the procedures set forth in this Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer to Purchase is less than the Note Amount relating to the tendered Notes or the aggregate amount of Pari Passu Debt that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Company may use any remaining Excess Proceeds in its sole discretion. If the aggregate principal amount of Notes and Pari Passu Debt surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Debt to be purchased on a pro rata basis; provided that, in the case of Global Notes, beneficial interests in such Notes shall be repurchased on a pro rata basis based on amounts tendered only if such proration is consistent with the procedures of the Depositary; otherwise, such beneficial interests shall be selected for repurchase in accordance with such procedures. Upon the completion of the purchase of all the Notes tendered pursuant to an Offer to Purchase and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

(d)         If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date and will not be paid as part of the Offered Price. If the Company becomes obligated to make an Offer to Purchase pursuant to this Section 4.10, the Notes (in amounts of $2,000 and integral multiples of $1,000 in excess thereof) and the Pari Passu Debt shall be purchased by the Company, at the option of the Holders thereof, in whole or in part, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Offer to Purchase is given to Holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.

(e)        The Company shall comply with all applicable securities laws and regulations in the United States, including the requirements of Rule 14e-1 under the Exchange Act, and any other applicable laws or regulations in connection with the purchase of the Notes pursuant to an Offer to Purchase. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.10, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

SECTION 4.11      Limitation on Transactions with Affiliates.

(a)         The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company involving aggregate payments or consideration in excess of the greater of (i) $15.0 million and (ii) 0.75% of the Company’s Consolidated Total Assets (an “Affiliate Transaction”), unless:

(1)          the terms of such Affiliate Transaction, taken as a whole, are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have reasonably been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’ length dealings with a Person that is not an Affiliate or, if in the good faith judgment of the Board of the Company no comparable transaction is available with which to compare such Affiliate Transaction, such transaction is otherwise fair to the Company or such Restricted Subsidiary from a financial perspective; and

(2)          in the event such Affiliate Transaction involves an aggregate consideration in excess of $25.0 million, the terms of such transaction have been approved by a majority of the members of the Board of the Company and by a majority of the disinterested members of such Board (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (a)(1) of this Section 4.11).

(b)          The preceding requirements shall not apply to:

(1)          any transaction pursuant to agreements in effect on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Company, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(2)          any employment, compensatory and severance arrangements between the Company or any of its Subsidiaries and their respective officers, directors, managers, employees or consultants in the ordinary course of business and transactions pursuant to equity incentive plans, stock option plans and employee benefit plans and arrangements;

(3)          transactions between or among the Company and/or its Restricted Subsidiaries and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with Section 4.9;

(4)         any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or any of its Restricted Subsidiaries (provided that such agreement was not entered into in contemplation of such acquisition or merger) or any amendment thereto (so long as any such amendment when, taken as a whole, is not materially disadvantageous to the Holders in the good faith judgment of the Company as compared to such agreement as in effect on the date of such acquisition or merger);

(5)          the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Company and the Restricted Subsidiaries or any direct or indirect parent of the Company in the ordinary course of business or consistent with past practice to the extent attributable to the ownership or operation of the Company and the Restricted Subsidiaries;

(6)           any Restricted Payment or Permitted Investment that is permitted to be made pursuant to Section 4.7;

(7)           transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services or providers of employees or other labor that are Affiliates, in each case, in the ordinary course of the business of the Company and its Restricted Subsidiaries or that are consistent with past practice and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the Company, such transactions are on terms when, taken as a whole, that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(8)          the grant, issuance or sale of Capital Stock (other than Disqualified Capital Stock) to Affiliates of the Company and the granting of registration rights and other customary rights in connection therewith;

(9)          transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to Section 4.16; provided that such transactions were not entered into in contemplation of such redesignation;

(10)        any transaction to the extent the consideration paid by the Company or any Restricted Subsidiary consists of (i) Capital Stock (excluding Disqualified Capital Stock) of the Company or (ii) proceeds from the issuance and sale of Capital Stock (excluding Disqualified Capital Stock) of the Company within 180 days of such issuance and sale;

(11)         any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns Capital Stock in or otherwise controls such Person;

(12)         transactions between the Company or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because such Person is a director or such Person has a director which is also a director of the Company; provided, however, that such director abstains from voting as a director of the Company on any matter involving such other Person;

(13)         any transaction as to which the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the terms of such transaction are not materially less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with an entity that is not an Affiliate;

(14)         transactions in connection with the Reorganization Transactions or any Permitted Tax Restructuring;

(15)         payments by the Company or any Restricted Subsidiary to one or more stockholders for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, and any customary indemnities related thereto, which payments are approved by a majority of the members of the Board;

(16)         payments of indemnification obligations to officers, managers and directors of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary to the extent required by the organizational documents of such entity or applicable law;

(17)        payments or loans (or cancellations of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(18)         transactions with Affiliates solely in their capacity as holders of Debt or Capital Stock of the Company or any of its Subsidiaries, so long as such transaction is available to all holders of such class (and there are non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(19)          any merger, amalgamation, consolidation or reorganization of the Company with an Affiliate permitted under Section 5.1; and

(20)          any contribution to the capital of the Company.

SECTION 4.12      Limitation on Liens.

(a)         The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien (other than a Permitted Lien) (each, a “Subject Lien”) on any property or asset (including any intercompany notes) of the Company or a Restricted Subsidiary now owned or hereafter acquired, or assign or convey a right to receive any income or profits from such Subject Liens, to secure (a) any Debt of the Company unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured for so long as such other Debt is so secured, or (b) any Debt of any Subsidiary Guarantor, unless prior to, or contemporaneously therewith, the Note Guarantee of such Subsidiary Guarantor is equally and ratably secured for so long as such other Debt is so secured; provided, however, that if such Debt is expressly subordinated to the Notes or a Note Guarantee, the Subject Lien securing such Debt will be subordinated and junior to the Lien securing the Notes or such Note Guarantee, as the case may be, with the same relative priority as such Debt has with respect to the Notes or such Note Guarantee.

(b)        Notwithstanding the foregoing, any Lien securing the Notes or any Note Guarantee granted pursuant to this Section 4.12 will be automatically and unconditionally released and discharged upon the release by the holders of the Debt described in Section 4.12(a) of their Subject Lien on the property or assets of the Company or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt), at such time as the holders of all such Debt also release their Subject Lien on the property or assets of the Company or such Restricted Subsidiary. In addition, in the event that a Subject Lien is or becomes a Permitted Lien, the Company may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to the preceding paragraph in respect of such Subject Lien.

(c)          With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt. The “Increased Amount” of any Debt shall mean any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt.

SECTION 4.13      Offer to Purchase upon Change of Control.  No later than 30 days after the occurrence of a Change of Control, the Company will be required to make an Offer to Purchase (a “Change of Control Offer”) all outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Purchase Price”) (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of purchase).

On or before the Purchase Date, the Company will, to the extent lawful, deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of the Notes or portions of Notes properly tendered.

On the Purchase Date, the Company will, to the extent lawful:

(1)            accept for payment all Notes or portions of Notes (of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(2)           deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly deliver to each Holder who has so tendered Notes the Change of Control Purchase Price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes so tendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date and will not be paid as part of the Change of Control Purchase Price.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer, (ii) a notice of redemption for all outstanding Notes has been given pursuant to Article III, unless and until there is a default in payment of the applicable redemption price or (iii) in connection with or in contemplation of any publicly announced Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes validly tendered and not validly withdrawn in accordance with the terms of the Alternate Offer.

The Company shall comply with all applicable securities laws and regulations in the United States, including the requirements of Rule 14e-1 under the Exchange Act, and any other applicable laws or regulations in connection with the purchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.13, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.13 by virtue of such compliance.

The provisions under this Indenture relating to the Company’s obligation to make a Change of Control Offer may be waived, modified or terminated with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer or Alternate Offer.

SECTION 4.14     Corporate Existence.  Subject to Article V, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate, partnership or limited liability company existence and the corporate, partnership, limited liability company or other existence of each of the Subsidiary Guarantors in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary Guarantor and the rights (charter and statutory), licenses and franchises of the Company and the Subsidiary Guarantors; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of the Subsidiary Guarantors, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.15     Future Guarantees.  If any Restricted Subsidiary that is not already a Subsidiary Guarantor Guarantees any Debt of the Company or a Subsidiary Guarantor under, or borrows Debt under, the Senior Secured Credit Facility on or after the Issue Date, then such Restricted Subsidiary shall execute, within 30 days of the date on which it became a guarantor or borrower with respect to such other Debt, a supplemental indenture in substantially the form attached hereto as Exhibit B, pursuant to which such Restricted Subsidiary shall become a Subsidiary Guarantor with respect to the Notes, upon the terms and subject to the release provisions and other limitations set forth in Article X. To the extent any Restricted Subsidiary does not become a Subsidiary Guarantor within the time period specified in this Section 4.15, and such Restricted Subsidiary does subsequently become a Subsidiary Guarantor, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

SECTION 4.16      Designation of Restricted and Unrestricted Subsidiaries.

(a)         The Company may designate any Restricted Subsidiary to be an “Unrestricted Subsidiary”, in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary, if: (1) neither the Company nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) provides credit support for, or a Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity; (2) such Subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, any other Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; (3) at the time of designation, the Company could make a Restricted Payment or Permitted Investment in an amount equal to the greater of the Fair Market Value and book value of its interest in such Subsidiary pursuant to Section 4.7; and (4) no Default or Event of Default shall have occurred and be continuing at the time of, or immediately after giving effect to, such designation. Any such designation will become effective upon the delivery to the Trustee of an Officer’s Certificate identifying the Restricted Subsidiary that has been designated as an Unrestricted Subsidiary and certifying that the foregoing conditions have been satisfied. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company in such Subsidiary on the date of designation in an amount equal to the Fair Market Value of the Company’s Investment therein.

(b)        The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company if: (1) (a) the Company would be able to Incur at least $1.00 of additional Debt pursuant to Section 4.9(a), or (b) the Consolidated Coverage Ratio of the Company on a Pro Forma Basis taking into account such designation would not be less than the Consolidated Coverage Ratio of the Company immediately prior to such designation; (2) all Liens of such Unrestricted Subsidiary outstanding immediately following such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture; and (3) no Default or Event of Default would occur and be continuing following such designation. Any such designation will become effective upon the delivery to the Trustee of an Officer’s Certificate identifying the Unrestricted Subsidiary that has been designated as a Restricted Subsidiary and certifying that the foregoing conditions have been satisfied. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Debt or Liens of such Subsidiary existing at such time.

SECTION 4.17      Covenant Suspension.

(a)          If on any date following the Issue Date, the Notes have achieved Investment Grade Status and no Default or Event of Default has occurred and is then continuing, then, upon delivery by the Company to the Trustee of an Officer’s Certificate to the foregoing effect (such date, a “Suspension Date”), the Company and the Restricted Subsidiaries will no longer be subject to the following covenants:

(1)          Section 4.7;

(2)          Section 4.8;

(3)          Section 4.9;

(4)          Section 4.10;

(5)          Section 4.11;

(6)          Section 4.15; and

(7)          Section 5.1(a)(3).

During any period that the foregoing covenants (the “Suspended Covenants”) have been suspended (the “Suspension Period”), the Board of the Company shall not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.16, unless such designation would have complied with Section 4.7 and Section 4.16, as if such Sections were in effect during the Suspension Period.

(b)        Notwithstanding the foregoing, on the date that the Notes cease to have Investment Grade Status from at least two of the Rating Agencies (such date, a “Reinstatement Date”), the foregoing covenants will be reinstated as of the Reinstatement Date. Any Debt Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.9(b)(2). Calculations under the reinstated Section 4.7 will be made as if Section 4.7 had been in effect since the Issue Date. In addition, for purposes of Section 4.11, all agreements and arrangements entered into by the Company and any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period will be deemed to have been entered into on or prior to the Issue Date and for purposes of Section 4.8, all contracts entered into during the Suspension Period that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Issue Date. During the Suspension Period, any reference in the definitions of “Permitted Liens” and “Unrestricted Subsidiary” to Section 4.9 or any provision thereof shall be construed as if such covenant were in effect during the Suspension Period. Upon the occurrence of a Suspension Period, the amount of Excess Proceeds from Net Available Proceeds shall be reset at zero.

(c)          Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred with respect to the suspended covenants as a result of any actions taken by the Company or its Restricted Subsidiaries or other events that occurred during the Suspension Period (or upon termination of the Suspension Period or after that time arising out of events that occurred or actions taken during the Suspension Period) and the Company and any Restricted Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a reinstatement of the Suspended Covenants.

(d)         Promptly following the occurrence of any suspension or reinstatement of the covenants as described above, the Company shall provide an Officer’s Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if a suspension or reinstatement has occurred or notify the Holders of any suspension or reinstatement. Failure by the Company to deliver such Officer’s Certificate shall not prevent the suspension or reinstatement of the covenants as described above. The Trustee may provide a copy of such Officer’s Certificate to any Holder of the Notes upon request.

ARTICLE V
SUCCESSORS

SECTION 5.1        Consolidation, Merger, Conveyance, Transfer or Lease.

(a)        The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in a single transaction or series of related transactions to, another Person, unless:

(1)           the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under this Indenture and the Notes;

(2)            immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)           except in the case of any such consolidation or merger of the Company with or into a Restricted Subsidiary, immediately after giving Pro Forma Effect to such transaction and treating any Debt which becomes an obligation of the Company or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of the transaction, either (i) the Company (including any Successor Company) could Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to Section 4.9(a), or (ii) either (A) the Consolidated Coverage Ratio of the Company or such Successor Company immediately after such transaction is not less than it was immediately before such transaction or (B) the Consolidated Total Net Leverage Ratio of the Company or such Successor Company immediately after such transaction is not less than it was immediately before such transaction;

(4)          if the Company is not the Successor Company, at the time of such transaction, each Subsidiary Guarantor will have by supplemental indenture confirmed that its Note Guarantee shall apply to the Successor Company’s obligations under this Indenture and the Notes; and

(5)          the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture, if any, comply with this Indenture.

Notwithstanding Section 5.1(a)(3), (i) any Restricted Subsidiary may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in a single transaction or series of related transactions to the Company so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with Section 5.1(a)(5); and (ii) the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating or forming the Company in another State of the United States or the District of Columbia, so long as the amount of Debt of the Company and its Restricted Subsidiaries is not increased thereby.

For purposes of this Section 5.1(a), the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company. Except as set forth below under Section 5.1(b), this Section 5.1 shall not restrict, and shall not be applicable to, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company to one or more Restricted Subsidiaries of the Company or any consolidation, merger or amalgamation with, between or among Restricted Subsidiaries of the Company.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, and, except in the case of a lease of all or substantially all its assets, the Company will be released from the obligation to pay the principal of, and interest on, the Notes and all other obligations under this Indenture.

(b)         Except in circumstances under which this Indenture provides for the release of Note Guarantees as described under Section 10.5, each Subsidiary Guarantor will not, and the Company will not permit a Subsidiary Guarantor to, consolidate with or merge with or into, or convey or transfer or lease all or substantially all its assets to, another Person (other than the Company or another Subsidiary Guarantor), unless at the time and after giving effect thereto:

(1)
(A)          the resulting, surviving or transferee Person (the “Successor Subsidiary Guarantor”) shall be a corporation, limited partnership, trust, limited liability company or other entity and, other than with respect to a Subsidiary Guarantor that is a Foreign Subsidiary, organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Subsidiary Guarantor (if not the Subsidiary Guarantor) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Subsidiary Guarantor under this Indenture and its Note Guarantee;

(B)              immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing; and

(C)           the Subsidiary Guarantor or the Successor Subsidiary Guarantor, as the case may be, shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture, if any, comply with this Indenture; provided that neither the Subsidiary Guarantors nor any Successor Subsidiary Guarantors shall be required to comply with this Section 5.1(b)(1)(C) with respect to the Reorganization Transactions; or

(2)          such transaction does not violate Section 4.10.

Notwithstanding the foregoing, any Subsidiary Guarantor may merge with or into or transfer all or part of its properties and assets to a Subsidiary Guarantor or merge with a Restricted Subsidiary of the Company, so long as the resulting entity remains or becomes a Subsidiary Guarantor.

For purposes of this Section 5.1(b), the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of a Subsidiary Guarantor, which properties and assets, if held by such Subsidiary Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of such Subsidiary Guarantor on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of such Subsidiary Guarantor.

The Successor Subsidiary Guarantor will succeed to, and be substituted for, and may exercise every right and power of, the Subsidiary Guarantor under this Indenture, and, except in the case of a lease of all or substantially all its assets, the Subsidiary Guarantor will be released from its obligations under its Note Guarantee.

ARTICLE VI
DEFAULTS AND REMEDIES

SECTION 6.1        Events of Default.

(a)          Each of the following is an “Event of Default”:

(1)           failure to pay principal of (or premium, if any, on) any Note when due and payable, at maturity, upon redemption or otherwise;

(2)           failure to pay any interest on any Note when due and payable and such default continues for 30 days;

(3)          default in the payment of principal, premium and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under Section 4.10 and Section 4.13 when due and payable;

(4)           failure to perform any other covenant or agreement of the Company under this Indenture or the Notes and such default continues for 60 days (or 90 days with respect to Section 4.3) after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of outstanding Notes;

(5)          default under the terms of any instrument evidencing or securing any Debt for money borrowed of the Company or any Restricted Subsidiary, other than Debt owed to the Company or any Restricted Subsidiary, having an outstanding principal amount of $50.0 million, individually or in the aggregate, which default (i) results in the acceleration of the payment of such Debt and (ii) constitutes the failure to pay all or any portion of the principal amount of such Debt when due (after any applicable grace periods);

(6)          the rendering of one or more final judgments, orders or decrees (not subject to appeal) of any court or regulatory or administrative agency against the Company or any Restricted Subsidiary or any of their respective properties in an amount in excess of $50.0 million, either individually or in the aggregate (exclusive of any portion of any such payment covered by third-party insurance) which remains unpaid, undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired and, in the event such judgment, order or decree is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment, order or decree which is not promptly stayed;

(7)           the Company, any Restricted Subsidiary that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A)             commences a voluntary case,

(B)             consents to the entry of an order for relief against it in an involuntary case,

(C)             consents to the appointment of a custodian of it or for all or substantially all of its property, or

(D)             makes a general assignment for the benefit of its creditors.

(8)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

  (i)         is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary, in an involuntary case;

  (ii)      appoints a custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary; or

  (iii)     orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days; or

(9)           the Note Guarantee of any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that together would constitute a Significant Subsidiary is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of this Indenture) or any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that together would constitute a Significant Subsidiary or any Person acting on behalf of any such Subsidiary Guarantor or such group of Subsidiary Guarantors denies or disaffirms its or their obligations under its or their Note Guarantee (other than by reason of a release of such Subsidiary Guarantor or such group of Subsidiary Guarantors from its or their Note Guarantee in accordance with the terms of this Indenture).

(b)          In the event of any Event of Default specified in Section 6.1(a)(5), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1)           either (i) the Debt or guarantee that is the basis for such Event of Default has been discharged, (ii) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (iii) the default that is the basis for such Event of Default has been cured; and

(2)            the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

(c)         The Trustee shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Trustee shall have received written notice from the Issuer or a holder describing such Default or Event of Default, and stating that such notice is a notice of Default or Event of Default.

SECTION 6.2       Acceleration. If an Event of Default (other than an Event of Default specified in clauses (7) or (8) of Section 6.1(a)) shall have occurred and be continuing under this Indenture, the Trustee, by written notice to the Company, or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable. Upon such acceleration declaration, the outstanding Notes shall become due and payable immediately.

At any time after such acceleration pursuant to this Section 6.2, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Notes then outstanding may rescind and annul such acceleration if:

(1)           the rescission would not conflict with any judgment or decree;

(2)           all existing Events of Default have been cured or waived other than nonpayment of accelerated principal and interest;

(3)           to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)           the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable and documented expenses, disbursements and advances; and

(5)           in the event of the cure or waiver of an Event of Default specified in clauses (7) or (8) of Section 6.1(a), the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

If an Event of Default specified in clauses (7) or (8) of Section 6.1(a) occurs, then all outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other action or notice on the part of the Trustee or any Holder of the Notes to the extent permitted by applicable law.

SECTION 6.3       Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.4       Waiver of Past Defaults. Subject to Section 9.2, the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Notes (other than any such payment that has become due because of an acceleration that has been rescinded).

SECTION 6.5      Control by Majority. The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, (i) the Trustee may require security or indemnity satisfactory to it be furnished prior to taking such actions, (ii) the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction or that would involve any personal liability for the Trustee and (iii) the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from the Holders.

SECTION 6.6      Limitation on Suits. Subject to Section 6.7, no Holder of a Note will have any right to institute any proceeding with respect to this Indenture, or for the appointment of a receiver or a Trustee, or for any other remedy hereunder unless (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (b) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and such Holder or Holders have offered to the Trustee indemnity satisfactory to the Trustee to institute such proceeding as Trustee, (c) the Trustee has failed to institute such proceeding, and (d) the Trustee has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request, within 60 days after such notice, request and offer.

SECTION 6.7       Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the contractual right of any Holder to receive payment of principal of, premium or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be modified or amended in a manner adverse to such Holder without the consent of the Holder.

SECTION 6.8       Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1(a) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as Trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.9       Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes including the Subsidiary Guarantors), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.6. To the extent that the payment of any such compensation, expenses, disbursements and advances to the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.6 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing in this Section 6.9 shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10      Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money and property in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.6, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by it and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively;

Third: without duplication, to the Holders for any other obligations owing to the Holders under this Indenture and the Notes; and

Fourth: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11      Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as the Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

SECTION 6.12    Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.13      Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.7 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.14     Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE VII
TRUSTEE

SECTION 7.1        Duties of Trustee.

(a)          If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)          Except during the continuance of an Event of Default:

(1)           the duties of the Trustee shall be determined solely by the express provisions of this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)           the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein); provided, however, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture.

(c)          The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1)           this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(2)         the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)           the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4)           no provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(d)         The Trustee shall not be liable for interest on or the investment of any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(e)          Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.1.

SECTION 7.2        Rights of Trustee.

(a)         The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any resolution, certificate, statement, instrument, opinion, notice, report, request, direction, consent, order, bond, debenture or other document (whether in original or facsimile form or PDF transmission) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated therein.

(b)         Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. Prior to taking, suffering or omitting any action, the Trustee may consult with counsel, investment bankers, accountants or other professionals of the Trustee’s own choosing, and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance on the advice or opinion of such counsel, investment bankers, accountants or other professionals.

(c)          The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)         The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(e)          Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Subsidiary Guarantor shall be sufficient if signed by an Officer of the Company or such Subsidiary Guarantor.

(f)          The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)         The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)         The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, to the Agents and to each other agent, custodian and Person employed to act hereunder; provided that in and during an Event of Default, only the Trustee, and not any Agent, shall be subject to the prudent person standard.

(i)          The Trustee may request that the Company and each of the Subsidiary Guarantors shall deliver to the Trustee an Officer’s Certificate setting forth the names of individuals and/or titles of Officers of the Company and each Subsidiary Guarantor, as applicable, authorized at such time to take specified actions pursuant to this Indenture, the Notes and the Note Guarantees, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j)          The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has (i) actual knowledge of a payment Default under Sections 6.1(a)(1), 6.1(a)(2) and 6.1(a)(3) or (ii)  received from the Company or Subsidiary Guarantor or from any Holder written notice thereof at its address set forth in Section 11.1 and such notice references the Notes and this Indenture. In the absence of such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(k)         In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l)           The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)        No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties thereunder, or in the exercise of any of its rights or powers.

(n)          In the case of any conflict between the Notes and this Indenture, the provisions of this Indenture shall control and govern.

(o)         The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing.  If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling.  The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer.  The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

(p)         If at any time the Trustee is served with any arbitral, judicial or administrative order, judgment, award, decree, writ or other form of arbitral, judicial or administrative process in respect of this Indenture, the Notes, funds held by it, or the Note Guarantees (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions), it shall (i) forward a copy of such arbitral, judicial or administrative order, judgment, award, decree, writ or other form of arbitral, judicial or administrative process to the Company and (ii) be authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Trustee complies with any such arbitral, judicial or administrative order, judgment, award, decree, writ or other form of arbitral, judicial or administrative process, the Trustee shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, award, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

SECTION 7.3       Individual Rights of the Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.9.

SECTION 7.4       Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any Note Guarantee; it shall not be accountable for the use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture; it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee; and it shall not be responsible for any statement or recital herein or any statement in the Notes, any Officer’s Certificate delivered to the Trustee hereunder, or any other document in connection with the sale of the Notes or pursuant to this Indenture other than the Trustee’s certificate of authentication hereunder.

SECTION 7.5       Notice of Defaults. If a Default or Event of Default occurs and is continuing and the Trustee has notice or knowledge thereof as provided in Section 7.2(j), the Trustee shall deliver to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.

SECTION 7.6       Compensation and Indemnity. The Company shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and for all services rendered by it hereunder as agreed upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a Trustee of an express trust. The Company shall reimburse the Trustee, as applicable, promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

Each of the Company and the Subsidiary Guarantors, jointly and severally, shall indemnify, defend, protect and hold the Trustee (which for purposes of this Section 7.6 shall include its officers, directors, employees and agents) harmless against any and all claims, damages, losses, liabilities, costs or expenses suffered or incurred by it (including, without limitation, the fees and expenses of its agents and counsel and the costs and expenses of enforcing the terms of this Indenture including the indemnification provided herein) arising out of or in connection with the acceptance or administration of its duties under this Indenture, the performance of its obligations and/or exercise of its rights hereunder, including the costs and expenses of enforcing this Indenture against the Company or any Subsidiary Guarantor (including this Section 7.6) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, claim, damage, liability or expense shall have been found by a court of competent jurisdiction in a non-appealable final decision to have been caused by its own gross negligence or willful misconduct. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Trustee may have one separate counsel, and the Company shall pay the reasonable and documented fees and expenses of such counsel for the Trustee. The Company and the Subsidiary Guarantors need not pay for any settlement made without the consent of the Trustee, which consent shall not be unreasonably withheld.

The obligations of the Company and the Subsidiary Guarantors under this Section 7.6 shall survive the satisfaction and discharge of this Indenture, the payment of the Notes or the resignation or removal of the Trustee.

To secure the Company’s payment obligations in this Section 7.6, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture, the payment of the Notes and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in clauses (8) or (9) of Section 6.1(a) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.7       Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.7.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee upon thirty days’ written notice to the Trustee and the Company. The Company may remove the Trustee if no Event of Default exists and:

(a)          the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(b)          a custodian or public officer takes charge of the Trustee or its property; or

(c)          the Trustee becomes incapable of acting.

If the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days or resign.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, such retiring Trustee (at the expense of the Company), the Company or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.9, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to such Trustee hereunder have been paid and subject to the Lien provided for in Section 7.6. Notwithstanding replacement of the Trustee pursuant to this Section 7.7, the Company’s and the Subsidiary Guarantors’ obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

SECTION 7.8       Successor Trustee by Merger, Etc. If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the trust hereby created) to, another corporation, the successor corporation without any further act shall be the successor Trustee or Agent, as applicable.

SECTION 7.9       Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate Trustee power and that is subject to supervision or examination by federal or state authorities. Such Trustee together with its affiliates shall at all times have a combined capital surplus of at least $150.0 million as set forth in its most recent annual report of condition.

ARTICLE VIII
DEFEASANCE; DISCHARGE OF THIS INDENTURE

SECTION 8.1        Option to Effect Legal Defeasance or Covenant Defeasance. The Company may, by delivery of an Officer’s Certificate, at any time, elect to have either Section 8.2 or Section 8.3 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2       Legal Defeasance. Upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.2, the Company and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Note Guarantees and this Indenture on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Subsidiary Guarantors shall be deemed to have paid and discharged all of the obligations with respect to this Indenture, the Notes and the Note Guarantees, which shall thereafter be deemed to be outstanding only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of their other obligations under such Notes, Note Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Company, shall execute instruments acknowledging the same), and this Indenture shall cease to be of further effect as to all such Notes and Note Guarantees, and cure all then existing Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest and premium on, such Notes when such payments are due from the trust funds referred to in Section 8.4(1); (b) the Company’s obligations with respect to such Notes under Section 2.2, Section 2.3, Section 2.4, Section 2.6, Section 2.7, Section 2.10, and Section 4.2; (c) the rights, powers, trusts, duties and immunities of the Trustee, including without limitation thereunder, under Section 7.6, Section 8.5 and Section 8.7 and the obligations of the Company and the Subsidiary Guarantors in connection therewith; and (d) the provisions of this Article VIII. Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.

SECTION 8.3      Covenant Defeasance. Upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.3, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4 below, be released from its obligations under Sections 4.3, 4.7 through Section 4.16 and Section 5.1(a)(3) on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed outstanding for all other purposes hereunder (it being understood that such Notes and the Note Guarantees shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, and the Events of Default in clauses (3) through (6) or (7) of Section 6.1(a) (with respect to any Subsidiary) and Section 6.1(a)(8) (with respect to any Subsidiary) shall no longer apply but, except as specified above, the remainder of this Indenture and such Notes and any Note Guarantees shall be unaffected thereby.

SECTION 8.4        Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.2 or Section 8.3 to the outstanding Notes:

(1)           the Company must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest (if U.S. Government Obligations are deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Company and delivered to the Trustee), to pay the principal of, premium, if any, and interest, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and any other amounts owing under this Indenture (in the case of an optional redemption date prior to electing to exercise either Legal Defeasance or Covenant Defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on such redemption date); provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2)          in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel from counsel in the United States confirming that, subject to customary assumptions and exclusions:

(A)             the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B)             since the Issue Date, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)          in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel from counsel in the United States confirming that, subject to customary assumptions and exclusions, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Debt) (and the Incurrence of Liens associated with any such borrowings));

(5)          the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture and the agreements governing any other Debt being defeased, discharged or replaced) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6)          the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

(7)           the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that the applicable conditions precedent provided for in clauses (1) through (6) of this Section 8.4 have been complied with.

SECTION 8.5     Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6, all U.S. dollar and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying Trustee, collectively for purposes of this Section 8.5, the “Deposit Trustee”) pursuant to Section 8.4 or Section 8.8 in respect of the outstanding Notes shall be held in trust, shall not be invested, and shall be applied by the Deposit Trustee in accordance with the provisions of such Notes and this Indenture to the payment, either directly or through any Paying Agent (including the Company or any Subsidiary acting as Paying Agent) as the Deposit Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Deposit Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.4 or Section 8.8 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Deposit Trustee shall deliver or pay to the Company from time to time upon the written request of the Company and be relieved of all liability with respect to any U.S. dollars or non-callable U.S. Government Obligations held by it as provided in Section 8.4 or Section 8.8 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Deposit Trustee (which may be the opinion delivered under Section 8.4(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance or satisfaction and discharge, as the case may be.

SECTION 8.6        Repayment to Company. Subject to applicable escheat laws, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as Trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense and written request of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

SECTION 8.7       Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company and the Subsidiary Guarantors under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2, Section 8.3 or Section 8.8 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 8.8       Discharge. This Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled and the rights, protections and immunities of the Trustee) as to all outstanding Notes and Note Guarantees when either:

(1)           all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust), have been delivered to the Trustee for cancellation; or

(2)           (a) all Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption pursuant to Article III and, in any case, the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest (if U.S. Government Obligations are deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Company and delivered to the Trustee) to pay and discharge the entire Debt (including all principal and accrued interest, if any) on the Notes not theretofore delivered to the Trustee for cancellation;

(b)          the Company or any Subsidiary Guarantor has paid or caused to be paid all other sums payable by the Company under this Indenture; and

(c)        the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with.

After the Notes are no longer outstanding, the Company’s and the Subsidiary Guarantors’ obligations in Section 7.6, Section 8.5 and Section 8.7 shall survive any discharge pursuant to this Section 8.8.

After such delivery or irrevocable deposit and receipt of the Officer’s Certificate and Opinion of Counsel, the Trustee, upon written request, shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

ARTICLE IX
AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1       Without Consent of Holders of the Notes. Notwithstanding Section 9.2, without the consent of any Holders, the Company, the Subsidiary Guarantors and the Trustee, at any time and from time to time, may amend or supplement this Indenture, the Note Guarantees or the Notes issued hereunder for any of the following purposes:

(1)          to evidence the succession of another Person to the Company or a Subsidiary Guarantor under this Indenture, Notes or the applicable Note Guarantee, and the assumption by any such successor of the covenants of the Company or such Subsidiary Guarantor under this Indenture, Notes and in such Note Guarantee in accordance with Section 5.1;

(2)           to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor, as applicable, in this Indenture, in the Notes or in any Note Guarantee;

(3)           to cure any ambiguity, or to correct or supplement any provision in this Indenture or in any supplemental indenture, the Notes or any Note Guarantee which may be defective or inconsistent with any other provision in this Indenture, the Notes or any Note Guarantee;

(4)           to make any change that would provide any additional rights or benefits to the Holders of the Notes;

(5)          to make any other provisions with respect to matters or questions arising under this Indenture, the Notes or any Note Guarantee; provided that, in each case, such provisions shall not adversely affect the rights of the Holders of the Notes in any material respect;

(6)          to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended, if applicable;

(7)           to add a Subsidiary Guarantor under this Indenture or otherwise provide a Note Guarantee of the Notes;

(8)           to evidence and provide the acceptance of the appointment of a successor Trustee under this Indenture;

(9)          to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders of the Notes as security for the payment and performance of the Company’s and any Subsidiary Guarantor’s obligations under this Indenture, in any property, or assets;

(10)         to provide for the issuance of Additional Notes under this Indenture in accordance with the terms and subject to the limitations set forth in this Indenture;

(11)         to comply with the rules of any applicable Depositary;

(12)         to release any Subsidiary Guarantor from its Note Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(13)         to release and discharge any Lien securing the Notes when permitted or required by this Indenture (including pursuant to Section 4.12(b)); or

(14)         to conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of notes” section of the Offering Memorandum, as certified in an Officer’s Certificate delivered to the Trustee.

After an amendment under this Indenture becomes effective, the Company shall deliver to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

SECTION 9.2        With Consent of Holders of Notes. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Company, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Notes or any Note Guarantees or waive any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes or the Note Guarantees; provided, however, that no such amendment, supplement or waiver shall, without the consent of the Holder of each outstanding Note affected thereby (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes):

(1)           change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2)           reduce the principal amount of (or the premium), or rate of interest on, any Note;

(3)           change the place or currency of payment of principal of (or premium), or interest on, any Note;

(4)          impair the right to institute suit for the enforcement of any payment of principal of (or premium), or interest on, any Note, or waive any payment in respect thereof except a default in payment arising solely from an acceleration of the Notes that has been rescinded;

(5)          modify any provisions of this Indenture relating to the modification and amendment of this Indenture or the waiver of past defaults or covenants which require each Holder’s consent;

(6)          amend any provisions relating to the redemption of the Notes (other than notice provisions), it being understood that the provisions described under Section 4.10 and Section 4.13 shall not be covered by this clause;

(7)           modify the Note Guarantees in any manner adverse to the Holders, except in accordance with this Indenture; or

(8)           modify any of the provisions of this Indenture or the related definitions affecting the contractual right of payment of the Notes.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

SECTION 9.3       Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver.

SECTION 9.4      Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.5     Trustee to Sign Amendments, Etc. The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX. In signing any amendment or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.1) shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture, that all conditions precedent thereto have been met or waived and that such amendment or supplemental indenture is the legal, valid and binding obligation of the Company and each Guarantor, enforceable against each of them in accordance with its terms.  The Trustee shall not be responsible for making any determination as to whether or not the consent of Holders is required in connection with any amendment, supplement or waiver of any provision of the Indenture, the Notes or the Note Guarantees.

ARTICLE X
NOTE GUARANTEES

SECTION 10.1      Note Guarantees.

(a)         Each Subsidiary Guarantor hereby jointly and severally, fully and unconditionally guarantees the Notes and obligations of the Company hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, that: (i) the principal of and premium, if any, and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise, together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee under this Indenture or the Notes shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Note Guarantees shall be a guarantee of payment and not of collection.

(b)         Each Subsidiary Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor.

(c)        Each Subsidiary Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Note Guarantee of such Subsidiary Guarantor shall not be discharged as to any Note or this Indenture except by complete performance of the obligations contained in such Note and this Indenture and such Note Guarantee. Each of the Subsidiary Guarantors hereby agrees that, in the event of a Default in payment of principal or premium, if any, or interest on any Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Subsidiary Guarantors to enforce each such Subsidiary Guarantor’s Note Guarantee without first proceeding against the Company or any other Subsidiary Guarantor. Each Subsidiary Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Subsidiary Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders and any other amounts due and owing to the Trustee under this Indenture.

(d)         If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Subsidiary Guarantor, or any custodian, Trustee, liquidator or other similar official acting in relation to the Company or any Subsidiary Guarantor, any amount paid by any of them to the Trustee or such Holder, the Note Guarantee of each of the Subsidiary Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e)        Each Subsidiary Guarantor further agrees that, as between each Subsidiary Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Note Guarantee of such Subsidiary Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Subsidiary Guarantor for the purpose of the Note Guarantee of such Subsidiary Guarantor.

(f)         Each Subsidiary Guarantor that makes a payment for distribution under its Note Guarantee is entitled upon payment in full of all guaranteed obligations under this Indenture to seek contribution from each other Subsidiary Guarantor in a pro rata amount of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment in accordance with GAAP.

SECTION 10.2    Execution and Delivery of Guarantee. To evidence its Note Guarantee set forth in Section 10.1, each Subsidiary Guarantor agrees that this Indenture or a supplemental indenture in substantially the form attached hereto as Exhibit B shall be executed on behalf of such Subsidiary Guarantor by an Officer of such Subsidiary Guarantor (or, if an officer is not available, by a board member or director or other duly authorized signatory) on behalf of such Subsidiary Guarantor. Each Subsidiary Guarantor hereby agrees that its Note Guarantee set forth in Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes. In case the Officer, board member or director of such Subsidiary Guarantor whose signature is on this Indenture or supplemental indenture, as applicable, no longer holds office at the time the Trustee authenticates any Note, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

SECTION 10.3     Severability. In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.4     Limitation of Subsidiary Guarantors’ Liability. Each Subsidiary Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Note Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor under its Note Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Senior Secured Credit Facility) and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Note Guarantee, result in the obligations of such Subsidiary Guarantor under its Note Guarantee constituting a fraudulent conveyance, fraudulent preference or fraudulent transfer or otherwise reviewable under applicable law.

SECTION 10.5      Releases. A Note Guarantee of a Subsidiary Guarantor shall be automatically and unconditionally released and discharged upon:

(a)         any sale, transfer or other disposition of all or substantially all of the assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 of this Indenture;

(b)         any sale, transfer or other disposition of Capital Stock of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if after such sale, transfer or disposition, the Subsidiary Guarantor would cease to be a Restricted Subsidiary and the sale or other disposition does not violate Section 4.10 of this Indenture;

(c)          the exercise by the Company of its Legal Defeasance option or its Covenant Defeasance option or the satisfaction and discharge of this Indenture, in each case as provided under Article VIII;

(d)          the proper designation of such Subsidiary Guarantor by the Company as an Unrestricted Subsidiary in accordance with the terms of this Indenture;

(e)         the Subsidiary Guarantor ceasing to Guarantee any Debt or be a borrower under the Senior Secured Credit Facility and no Event of Default has occurred and is continuing, except a release or discharge by or as a result of payment under such Note Guarantee; or

(f)          a Suspension Date; provided that, so long as such Note Guarantee would not otherwise have been released pursuant to the foregoing clauses (1) through (5) during such period from the Suspension Date to the Restatement Date, the Note Guarantees shall be reinstated upon a Reinstatement Date.

The Company shall notify the Trustee of such release or discharge of a Guarantee of a Guarantor by delivering to the Trustee an Officer’s Certificate, upon which the Trustee shall have the right to rely.  If the Issuer or any Guarantor requires and requests that the Trustee execute and deliver an instrument evidencing a release or discharge of a Guarantor, the Issuer shall provide an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent to such release or discharge have been satisfied and that such release or discharge is authorized or permitted by the terms of this Indenture.

Any Subsidiary Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Subsidiary Guarantor under this Indenture as provided in this Article X.

SECTION 10.6    Benefits Acknowledged. Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

ARTICLE XI
MISCELLANEOUS

SECTION 11.1     Notices. Any notice, request, direction, instruction or communication by the Company, any Subsidiary Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), sent by electronic mail in PDF format or overnight air courier guaranteeing next day delivery, to the addresses set forth below:

If to the Company or any Subsidiary Guarantor:

MasterBrand, Inc.
3300 Enterprise Parkway, Suite 300
Beachwood, Ohio 44122
Attention: General Counsel and Treasurer
E-mail: AHorton@masterbrand.com and CKruse@masterbrand.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Laura Kaufmann Belkhayat
E-mail: laura.kaufmann@skadden.com

If to the Trustee:

U.S. Bank Trust Company, National Association
190 S. LaSalle Street, 10th Floor
Chicago, Illinois 60603
Attention: Corporate Trust Services

The parties hereto, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to a Holder shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Notwithstanding the foregoing, as long as the Notes are Global Notes, notices to be given to the Holders shall be given to the Depositary in accordance with its applicable policies as in effect from time to time. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for any losses, liability, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party, agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, directions, notices, reports or other communications or information, and the risks of interception and misuse by third parties.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Company delivers a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 11.2      Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee upon request:

(a)          an Officer’s Certificate (which shall include the statements set forth in Section 11.3) stating that, in the opinion of the signers all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)         an Opinion of Counsel (which shall include the statements set forth in Section 11.3) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 11.3      Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.4) shall include substantially:

(a)          a statement that the Person making such certificate or opinion has read and understands such covenant or condition;

(b)          a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)          a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)          a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 11.4    Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. Each of the Agents may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.5     No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator or stockholder, partner or member of the Company or any Subsidiary Guarantor, as such, will have any liability for any indebtedness, obligations or liabilities of the Company under the Notes or this Indenture or of any Subsidiary Guarantor under the Notes, the Note Guarantee or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

SECTION 11.6     Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES. Each of the parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Note Guarantees or this Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE COMPANY, THE SUBSIDIARY GUARANTORS, THE TRUSTEE, AND EACH HOLDER (BY ACCEPTANCE OF THE NOTES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 11.7      No Adverse Interpretation of Other Agreements.  This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.8     Successors. All agreements of the Company and the Subsidiary Guarantors in this Indenture and the Notes and the Note Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Indenture shall bind its successors and assigns.

SECTION 11.9     Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.10    Execution in Counterparts. This Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

The Trustee shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction, (each, a “Notice”) received pursuant to this Indenture by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party to this Indenture assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice.

SECTION 11.11   Table of Contents, Headings, Etc.  The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11.12    Acts of Holders.

(a)          Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing (or, with respect to Global Notes, otherwise in accordance with the rules and procedures of the Depositary); and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 11.12.

(b)          The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof or (2) in any other manner reasonably deemed sufficient by the Trustee. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)          The ownership of Notes shall be proved by the register maintained by the Registrar hereunder.

(d)         Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e)         If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to an Officer’s Certificate, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

(f)          The Trustee may, but shall not be obligated to, set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.1, (2) any declaration of acceleration referred to in Section 6.2, (3) any direction referred to in Section 6.5 or (4) any request to pursue a remedy as permitted in Section 6.6. If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company and to each Holder in the manner set forth in Section 11.1.

(g)          Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h)         Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i)         The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j)          With respect to any record date set pursuant to this Section 11.12, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 11.1, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 11.12, the party hereto which set such record date shall be deemed to have initially designated the 90th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

SECTION 11.13   Force Majeure. In no event shall the Trustee or any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, fire, riots, strikes, or work stoppages for any reason, embargoes, governmental actions, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee and each Agent shall use reasonable efforts which are consistent with accepted practices in the U.S. banking industry to resume performance as soon as practicable under the circumstances.

SECTION 11.14    Legal Holidays. If any payment date with respect to the Notes falls on a day that is not a Business Day, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The Company agrees that it will provide the Trustee with information about the Company as the Trustee may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

[Signature pages follow]

Dated as of June 27, 2024	MASTERBRAND, INC.,
as Issuer

	By:	/s/ Cory J. Kruse
		Name:	Cory J. Kruse
		Title:	Vice President and Treasurer

MASTERBRAND CABINETS LLC,
as Guarantor

	By:	/s/ Cory J. Kruse
		Name:	Cory J. Kruse
		Title:	Treasurer

MASTERBRAND HOME PRODUCTS, LLC,
as Guarantor

	By:	/s/ Cory J. Kruse
		Name:	Cory J. Kruse
		Title:	Treasurer

NORCRAFT COMPANIES, INC.,
as Guarantor

	By:	/s/ Cory J. Kruse
		Name:	Cory J. Kruse
		Title:	Treasurer

NORCRAFT COMPANIES, L.P.,
as Guarantor

	By:	/s/ Cory J. Kruse
		Name:	Cory J. Kruse
		Title:	Treasurer

[Signature Page to Indenture]

Dated as of June 27, 2024		U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee

	By:	/s/ Linda Garcia
		Name:	Linda Garcia
		Title:	Vice President

[Signature Page to Indenture - Trustee]

EXHIBIT A

FORM OF NOTE

(Face of 7.00% Senior Note)

7.00% Senior Notes due 2032

[Global Note Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF NOTES OF $250,000 OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ITS ACQUISITION OF THIS NOTE (INCLUDING ANY INTEREST HEREIN), THE HOLDER HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE, OR ANY INTEREST HEREIN, CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY, THE UNDERLYING ASSETS OF WHICH ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE, OR ANY INTEREST HEREIN, WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION OF ANY APPLICABLE SIMILAR LAWS.

[Regulation S Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S, ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF NOTES OF $250,000 OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

BY ITS ACQUISITION OF THIS NOTE (INCLUDING ANY INTEREST HEREIN), THE HOLDER HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE, OR ANY INTEREST HEREIN, CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY, THE UNDERLYING ASSETS OF WHICH ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE, OR ANY INTEREST HEREIN, WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION OF ANY APPLICABLE SIMILAR LAWS.

No.

CUSIP NO. 1
ISIN

MasterBrand, Inc. (including any successor thereto) promises to pay to [Cede & Co.]2 or registered assigns, the principal sum of ________ [(as may be increased or decreased as set forth on the Schedule of Increases and Decreases attached hereto)]3 on July 15, 2032.

Interest Payment Dates: January 15 and July 15, commencing on [    ]

Record Dates: January 1 and July 1 (whether or not a Business Day)

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

[1]	Rule 144A Note CUSIP: 57638PAA2
Rule 144A Note ISIN: US57638PAA21
Regulation S Note CUSIP:  U5739PAA6
Regulation S Note ISIN: USU5739PAA67
[2]	For Global Notes only.
[3]	For Global Notes only.

MASTERBRAND, INC.

By:
Name:
Title:

This is one of the Notes referred to in the
within-mentioned Indenture:

Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(Back of 7.00% Senior Note)

7.00% Senior Notes due 2032

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)         Interest. MasterBrand, Inc., a Delaware corporation, and any successor thereto (the “Company”) promises to pay interest on the unpaid principal amount of this 7.00% Senior Note due 2032 (a “Note”) at a fixed rate of 7.00% per annum. The Company will pay interest in U.S. dollars semiannually in arrears on January 15 and July 15, commencing on [     ] (each an “Interest Payment Date”) or if any such day is not a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest shall accrue solely as a result of such delayed payment. Interest on the Notes shall accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from and including the date of issuance. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)         Method of Payment. The Company will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders at the close of business on the January 1 and July 1 preceding the Interest Payment Date (whether or not a Business Day), even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. If a Holder having an aggregate principal amount of more than $5,000,000 has given written wire transfer instructions to that Holder’s U.S. dollar account within the United States to the Trustee at least ten Business Days prior to the applicable Interest Payment Date, the Company will make all payments of principal, premium and interest, on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the Trustee or Paying Agent unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The final principal amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes. Payments in respect of Global Notes will be made by wire transfer of immediately available funds to the Depositary.

(3)          Paying Agent and Registrar. Initially, U.S. Bank Trust Company, National Association shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder, and the Company and/or any Restricted Subsidiaries may act as Paying Agent or Registrar.

(4)         Indenture. The Company issued the Notes under an Indenture, dated as of June 27, 2024 (the “Indenture”), among the Company, the Subsidiary Guarantors thereto and the Trustee. The terms of the Notes include those stated in the Indenture. To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. The Initial Notes issued on the Issue Date were initially issued in an aggregate principal amount of $700,000,000. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal, premium and interest on the Notes and all other amounts under the Indenture is unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Subsidiary Guarantors.

(5)          Optional Redemption.

(a)         The Notes may be redeemed, in whole or in part, at any time or from time to time prior to July 15, 2027 at the option of the Company, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(b)          At any time or from time to time on or after July 15, 2027, the Company, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, on the Notes redeemed, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period beginning July 15 of the years indicated below:

Year	Redemption Price
2027	103.500%
2028	101.750%
2029 and thereafter	100.000%

(c)          In the event that before July 15, 2027, the Company receives net cash proceeds from the sale of its Common Stock in one or more Equity Offerings, the Company may use an amount not greater than the amount of such net cash proceeds to redeem up to 40% of the original aggregate principal amount of all Notes issued (calculated after giving effect to any issuance of Additional Notes) at a redemption price of 107.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date); provided that:

(1)          at least 60% of the original aggregate principal amount of all Notes issued (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2)           the redemption date is within 180 days of the consummation of any such Equity Offering.

(d)          The Notes may also be redeemed in certain circumstances set forth in Section 4.13 of the Indenture.

(6)         Offer to Purchase upon an Asset Disposition or Change of Control. The provisions governing Asset Dispositions and Change of Control Offers are set forth in Sections 4.10 and 4.13, respectively, of the Indenture.

(7)         Notice of Redemption. Notice of redemption shall be delivered at least 10 but not more than 60 days before the expected redemption date (subject to delay (including more than 60 days after the delivery of a notice of redemption) if such notice of redemption is subject to the satisfaction or waiver of one or more conditions precedent), except that redemption notices may be delivered more than 60 days prior to an expected redemption date if the notice is issued in accordance with Article VIII of the Indenture, to each Holder whose Notes are to be redeemed in accordance with Section 11.1 of the Indenture. Notices of redemption may be subject to conditions precedent as set forth in the Indenture. Notes in denominations larger than $2,000 may be redeemed in part so long as no partial redemption results in a Note having a principal amount of less than $2,000.

(8)          Denominations, Transfer, Exchange. The Notes are in registered form without coupons in initial denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture. The Registrar, the Trustee and the Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any stamp or transfer tax or similar government charge required by law or permitted by the Indenture in accordance with Section 2.6(g)(2) of the Indenture. The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(9)          Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(10)        Amendment, Supplement and Waiver. The Indenture, the Notes and the Note Guarantees may be amended or supplemented as provided in Article IX of the Indenture.

(11)        Defaults and Remedies. The Events of Default relating to the Notes are set forth in Article VI of the Indenture.

(12)        No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder, partner or member of the Company or any Subsidiary Guarantor, as such, will have any liability for any indebtedness, obligations or liabilities of the Company under this Note or the Indenture or of any Subsidiary Guarantor under this Note, the Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

(13)        Authentication. This Note shall not be valid until authenticated by the manual or electronic signature of the Trustee or an authenticating agent.

(14)       Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

(15)       CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

MasterBrand, Inc.
3300 Enterprise Parkway, Suite 300
Beachwood, Ohio 44122
Attention: Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.13 of the Indenture, check the box below:

[  ] Section 4.10          [  ] Section 4.13

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.13 of the Indenture, state the amount you elect to have purchased:

$______________

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature guarantee:

[INCLUDE IN TRANSFER RESTRICTED NOTES]

CERTIFICATE TO BE DELIVERED UPON
EXCHANGE OF TRANSFER RESTRICTED NOTES

MasterBrand, Inc.
3300 Enterprise Parkway, Suite 300
Beachwood, Ohio 44122
Attention: General Counsel and Treasurer

U.S. Bank Trust Company, National Association
190 S. LaSalle Street, 10th Floor
Chicago, Illinois 60603
Attention: Corporate Trust Services

Re 7.00% Senior Notes due 2032 CUSIP NO. ________

Reference is hereby made to that certain Indenture, dated as of June 27, 2024 (the “Indenture”), among MasterBrand, Inc. (the “Company”), the guarantors named therein, and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $______ principal amount of Notes held in (check applicable space) ___________ book-entry or ____________ definitive form by the undersigned.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the Resale Restriction Termination Date, the undersigned confirms that such Notes are being transferred as follows:

CHECK ONE BOX BELOW:

(1)	☐	to the Company or any of its subsidiaries; or
(2)	☐
inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(3)	☐	transferred pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or
(4)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act, in compliance with Rule 904 thereunder; or
(5)	☐
transferred to an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Exhibit D of the Indenture); or

(6)	☐	transferred pursuant to another available exemption from the registration requirements under the Securities Act.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (4), (5) or (6) is checked, the Trustee or the Company may require, prior to registering any such transfer of the Securities, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that each of it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

NOTICE: To be executed by an executive officer, if an entity

Dated:

SCHEDULE OF INCREASES AND DECREASES OF 7.00% SENIOR NOTES DUE 20324

The following transfers, exchanges and redemption of this Global Note have been made:

Date of Transfer, Exchange or Redemption	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Trustee or Note Custodian

[4]	For Global Notes only.

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED
BY SUBSEQUENT SUBSIDIARY GUARANTORS]

This Supplemental Indenture and Note Guarantee, dated as of _____________, 20__ (this “Supplemental Indenture” or “Note Guarantee”), among ____________ (the “New Guarantor”), MasterBrand, Inc. (together with its successors and assigns, the “Company”), each other then-existing Subsidiary Guarantor under the Indenture referred to below (the “Subsidiary Guarantors”), and U.S. Bank Trust Company, National Association, as Trustee, paying agent and registrar under such Indenture.

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of June 27, 2024 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 7.00% Senior Notes due 2032 of the Company (the “Notes”);

WHEREAS, Section 4.15 of the Indenture provides that in certain circumstances the Company may be required to cause certain Restricted Subsidiaries of the Company to execute and deliver a Guarantee with respect to the Notes on the same terms and conditions as those set forth in the Indenture.

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Company and the Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder to add an additional Subsidiary Guarantor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, the existing Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I
Definitions

SECTION 1.1  Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II
Agreement to be Bound; Guarantee

SECTION 2.1  Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture, subject to the release provisions and other limitations set forth in the Indenture.

ARTICLE III
Miscellaneous

SECTION 3.1  Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.2 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.3 Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the New Guarantor’s Note Guarantee. Additionally, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, the New Guarantor and the Subsidiary Guarantors, and the Trustee makes no representation with respect to any such matters.

SECTION 3.4 Counterparts. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.5 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MASTERBRAND, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

[NEW GUARANTOR],
as a Guarantor

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

EXHIBIT C

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S]

MasterBrand, Inc.
3300 Enterprise Parkway, Suite 300
Beachwood, Ohio 44122
Attention: General Counsel and Treasurer

U.S. Bank Trust Company, National Association
190 S. LaSalle Street, 10th Floor
Chicago, Illinois 60603
Attention: Corporate Trust Services

Re: MasterBrand, Inc. (the “Company”) 7.00% Senior Notes due 2032 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $______________ aggregate principal amount of the Notes (CUSIP No._______________), we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1)          the offer of the Notes was not made to a person in the United States;

(2)         either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3)          no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

C-1

The Company and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

C-2

EXHIBIT D

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS TO IAIs]

MasterBrand, Inc.
3300 Enterprise Parkway, Suite 300
Beachwood, Ohio 44122
Attention: General Counsel and Treasurer

U.S. Bank Trust Company, National Association
190 S. LaSalle Street, 10th Floor
Chicago, Illinois 60603
Attention: Corporate Trust Services

Re: MasterBrand, Inc. (the “Company”) 7.00% Senior Notes due 2032 (the “Notes”)

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $_____________ principal amount of the Notes.

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.             We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2.             We understand that the Notes have not been registered under the Securities Act (or the securities laws of any state or other jurisdiction) and, unless so registered, may not be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is six months after (assuming at the time of transfer the Company is in compliance with the public information requirements of Rule 144(c) under the Securities Act and, if not, one year after) the later of the date of original issue, the original issue date of any additional Notes and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company or any of its subsidiaries, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) for so long as the Securities are eligible for resale pursuant to Rule 144A under the Securities Act, in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A under the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States to non-U.S. persons, in compliance with Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not a QIB and is purchasing for its own account or for the account of another institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000, for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

3.             We [are] [are not] an affiliate of the Company.

The Trustee and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferee]

By:
Authorized Signature